Exhibit 10.2

EXECUTION COPY

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of March 17, 2009

by and among

GGRC CORP.,

as Seller,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Purchasers,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Purchaser and as Administrative Agent

GE CAPITAL MARKETS, INC.
as Sole Lead Arranger and Sole Bookrunner

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EXHIBITS

Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Capital Purchase Request
Exhibit 2.03(g)	Form of Capital Investment Reduction Notice
Exhibit 2.04(a)	Form of Purchase Assignment
Exhibit 5.02(b)	Form of Investment Base Certificate
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy

Schedule 4.01(b)	Jurisdiction of Organization; Executive Offices; Legal Names; Identification Numbers
Schedule 4.01(i)	Tax Matters/Seller
Schedule 4.01(q)	Deposit and Disbursement Accounts
Schedule 8.01	Financial Tests

Annex 5.02(a)	Reporting Requirements of the Seller (including Forms of Monthly Report, Weekly Report and Daily Report)
Annex W	Administrative Agent’s Account/Purchasers’ Accounts
Annex X	Definitions and Interpretation
Annex Y	Schedule of Documents
Annex Z	Special Concentration Percentages

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THIS SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Purchase Agreement” or the “Agreement”) is entered into as of March 17, 2009 by and among GGRC CORP., a Delaware corporation (the “Seller”), the financial institutions signatory hereto from time to time as purchasers (the “Purchasers”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as a Purchaser and as administrative agent for the Purchasers hereunder (in such capacity, the “Administrative Agent”) and, solely for purposes of Section 12.16 hereof, GEORGIA GULF CORPORATION, GEORGIA GULF CHEMICALS & VINYLS, LLC, ROYAL MOULDINGS LIMITED and GEORGIA GULF LAKE CHARLES, LLC.

RECITALS

A.            The Seller, Georgia Gulf Corporation, Georgia Gulf Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC, Royal Mouldings Limited, GE Capital (as assignee of Variable Asset Funding Corporation, Victory Receivables Corporation, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubuishi, Ltd., New York Branch) and the Administrative Agent (as successor to Wachovia Bank, National Association) are parties to the Amended and Restated Receivables Purchase Agreement dated as of November 12, 2004 (as amended or supplemented from time to time prior to the date hereof, the “Existing Purchase Agreement”).

B.            The parties hereto have, on the terms and conditions set forth herein, agreed to amend and restate the Existing Purchase Agreement in its entirety as set forth herein.

C.            The Seller is a special purpose corporation.

D.            The Seller was formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Parent and Subsidiaries of the Parent.

E.             The Seller intends to sell, subject to the terms and conditions hereof, undivided percentage interests in such Receivables, from time to time, as described herein.

F.             The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Purchasers in connection with making the purchases of such undivided interests in such Receivables.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01.          Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

Section 1.02.          Rules of Construction.  For purposes of this Agreement, the rules of construction set forth in Annex X shall govern.  All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

Section 2.01.          Purchases.

(a)           From and after the Closing Date and until the Facility Termination Date and subject to the terms and conditions hereof, each Purchaser severally agrees to purchase, such Purchaser’s Pro Rata Share of each Purchaser Interest (each such purchase hereunder, a “Purchase”) from the Seller from time to time and the Seller agrees to sell such Purchaser Interests to the Purchasers. Each Purchaser agrees that if a Purchase is requested, such Purchaser shall make available in accordance with Section 2.04(b) hereof, an amount equal to such Purchaser’s Pro Rata Share of such Purchase.  Each Purchase shall consist of either (i) a Purchase made with new funds provided by such Purchasers (each, a “Capital Purchase”) or (ii) a Purchase made with funds consisting of Collections allocated to the Purchaser Interests pursuant to the terms of this Agreement (each, a “Reinvestment Purchase”).  On each Business Day following the Closing Date until the Facility Termination Date, but subject to Section 3.02 hereof, each Purchaser holding a Purchaser Interest at such time shall be automatically deemed to have made a Reinvestment Purchase with the amount of funds to be distributed to the Seller pursuant to Section 2.08, if any.

(b)           Each Purchaser’s obligation hereunder shall be several, such that the failure of any Purchaser to make a payment in connection with any Purchase hereunder shall not relieve any other Purchaser of its obligation hereunder to make payment for such Purchase.

(c)           Notwithstanding the foregoing, under no circumstances shall a Purchaser make any Purchase if, after giving effect thereto, a Purchase Excess would exist.

Section 2.02.          Optional Reductions in Maximum Purchase Limit.

(a)           The Seller may partially reduce the Maximum Purchase Limit permanently from time to time; provided, that (i) the Seller shall give three days prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Maximum Purchase Limit shall be in a minimum amount of $25,000,000 or an integral multiple thereof, (iii) no such partial reduction shall reduce the Maximum Purchase Limit below the Capital Investment at such time and (iv) the Seller shall pay any amounts owed under Section 2.02(d) in connection therewith.  Any such reduction in the Maximum Purchase Limit shall result in a reduction in each Purchaser’s Commitment in an amount equal to such Purchaser’s Pro Rata Share of the amount by which the Maximum Purchase Limit is being reduced.

(b)           The Seller may, at any time, on at least three days’ prior written notice by the Seller to the Administrative Agent, irrevocably terminate the Maximum Purchase Limit; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”), (ii) the Seller shall reduce the Capital Investment to zero and make all payments required by Section 2.03(g) at the time and in the manner specified therein and (iii) the Seller shall pay any amounts owed under Section 2.02(d) in connection therewith.  Upon such termination, the Seller’s right to request that any Purchaser make Purchases hereunder shall in each case simultaneously terminate and the Facility Termination Date shall automatically occur.

(c)           Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Purchasers not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Purchasers after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received).  Each such notice of reduction shall specify the amount of, or the amount of the proposed reduction in, the Maximum Purchase Limit.

(d)           If Seller (i) partially reduces the Maximum Purchase Limit in accordance with Section 2.02(a) hereof or (ii) terminates the Maximum Purchase Limit, in each case, before the Final Purchase Date, whether voluntarily or involuntarily and whether before or after acceleration of the Seller Obligations or if the Commitments are otherwise terminated, Seller shall pay to Administrative Agent, for the benefit of Purchasers as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Termination Percentage multiplied by (ii) (A) in the case of the partial reduction, the amount of the reduction in the Maximum Purchase Limit, and (B), in the case of the termination of the Maximum Purchase Limit, the amount of the Maximum Purchase Limit on the date that the Maximum Purchase Limit is terminated (prior to giving effect to such termination).  The parties agree that the amounts calculated pursuant to this Section 2.02(d) are a reasonable calculation of Purchasers’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.

Section 2.03.          Procedures for Making Capital Purchases.

(a)           Capital Purchase Requests.  Each Capital Purchase shall be made upon notice by the Seller to the Administrative Agent in the manner provided herein.  No notice to any party is required in connection with a Reinvestment Purchase.  Any Capital Purchase request notice must be given in writing so that it is received no later than (1) 10:00 a.m. (New York time) on the Business Day preceding the proposed Purchase Date set forth therein.  Each such notice (a “Capital Purchase Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested increase in the Capital Investment

(which shall be in a minimum amount of $1,000,000 or an integral multiple of $100,000 in excess of $1,000,000) and the proposed Purchase Date (which shall be a Business Day).  Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

(b)           Capital Purchases; Payments.  The Administrative Agent shall, promptly after receipt of a Capital Purchase Request and in any event prior to 11:00 a.m. (New York time) on the date such Capital Purchase Request is deemed received, by telecopy, telephone or other similar form of communication notify the Purchasers of its receipt of such Capital Purchase Request, and the Purchasers shall make the amount of such requested increase in the Capital Investment available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent’s account as set forth in Annex W not later than 3:00 p.m. (New York time) on the requested Purchase Date.  After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.02), the Administrative Agent shall make available to the Seller by deposit into the Seller Account (or, with the Administrative Agent’s consent, any other account designated by the Seller) on the Purchase Date therefor, the lesser of (x) the amount of the requested increase in the Capital Investment and (y) the Availability.  All payments by each Purchaser under this Section 2.03(b) shall be made without setoff, counterclaim or deduction of any kind.

(c)           Funding Capital Purchases.  The Administrative Agent may assume that each Purchaser will make its Pro Rata Share of each increase in the Capital Investment in connection with a Capital Purchase available to the Administrative Agent on each Purchase Date.  If the Administrative Agent has made available to the Seller such Purchaser’s Pro Rata Share of any such increase in Capital Investment but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Purchaser when due, the Administrative Agent will be entitled to recover such amount on demand from such Purchaser without set-off, counterclaim or deduction of any kind.  If any Purchaser fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Seller and the Seller shall promptly repay such amount to the Administrative Agent.  Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds to the Seller on behalf of any Purchaser or to relieve any Purchaser from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Seller may have against any Purchaser as a result of any default by such Purchaser hereunder.  To the extent that the Administrative Agent advances funds to the Seller on behalf of any Purchaser and is not reimbursed therefor on the same Business Day as such increase in Capital Investment is made, the Administrative Agent shall be entitled to retain for its account all Daily Yield accrued on such increase in Capital Investment from the date of such increase in Capital Investment to the date such increase in Capital Investment is reimbursed by the applicable Purchaser or the Seller, as the case may be.

(d)           Return of Payments.  (i)  If the Administrative Agent pays an amount to a Purchaser under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Seller and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Purchaser on demand without set-off, counterclaim or deduction of any kind.

(ii)           If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Seller or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Purchaser.  In addition, each Purchaser will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Purchaser, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Seller or such other Person, without set-off, counterclaim or deduction of any kind.

(e)           Non-Funding Purchasers.  The failure of any Non-Funding Purchaser to make any increase in Capital Investment to be made by it on the date specified therefor shall not relieve any other Purchaser (each such other Purchaser, an “Other Purchaser”) of its obligations to make any increase in Capital Investment to be made by it, but neither any Other Purchaser nor the Administrative Agent shall be responsible for the failure of any Non-Funding Purchaser to make any increase in Capital Investment to be made by such Non-Funding Purchaser.

(f)            Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or the Purchase Assignment (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Requisite Purchasers, it being the intent of the Purchasers that any such action to protect or enforce rights under this Agreement and the Purchase Assignment shall, subject to any provision herein requiring that each Purchaser consent to a particular action, be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Purchasers.

(g)           Principal Repayments.  On each Business Day, Collections on deposit in the Agent Accounts shall be applied in accordance with Section 2.08(a) or Section 2.08(b), as applicable.  The Seller may also at any time reduce the Capital Investment out of Collections, or out of proceeds from any sale or refinancing of the Receivables, excluding any refinancing the funds for which are provided by Parent or any other Originator; provided, that (i) the Seller shall give prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.03(g) (each such notice, a “Reduction Notice”), (ii) such notice must have been received by the Administrative Agent no later than 2:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed reduction, (iii) each such notice shall be irrevocable, (iv) each such notice shall specify the amount of the requested reduction in the Capital Investment and the proposed date of such reduction (which shall be a Business Day) and (v) no later than 2:00 p.m. (New York time) on the date of the proposed reduction, in accordance with Section 2.08(c), the Seller shall pay to the Master Agent Account (A) the amount of Capital Investment to be reduced, (B) all Daily Yield accrued and unpaid on the Capital Investment being reduced through but excluding the date of such reduction and (C) the costs, if any, required by Section 2.10.

Section 2.04.          Conveyance of Receivables.

(a)           Purchase Assignment.  On or prior to the Closing Date, the Seller shall complete, execute and deliver to the Administrative Agent, for the benefit of the Purchasers, an assignment substantially in the form of Exhibit 2.04(a) (the “Purchase Assignment”) in order to evidence the Purchases.

(b)           Vesting of Ownership.

(i)            Effective on and as of each Purchase Date, the Purchasers shall own the Purchaser Interests sold by the Seller hereunder on such Purchase Date. The Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Purchaser Interests.  Each Purchaser hereby appoints the Administrative Agent as its agent for purposes of perfecting its ownership interest in the Purchaser Interests.

(ii)           The Seller shall indicate in its Records that interests in the Transferred Receivables have been sold hereunder and that ownership of such interests is vested in the Administrative Agent on behalf of the Purchasers. In addition, the Seller shall respond to any inquiries with respect to the ownership of any Transferred Receivable by stating that interests therein have been sold hereunder and that ownership of such interests is vested in the Purchasers. The Seller and the Servicer shall hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Purchasers, and for the sole purpose of facilitating the servicing of such Transferred Receivables. The Seller hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of the Purchasers) benefit only.

(c)           Repurchases of Transferred Receivables.  If an Originator is required to repurchase Transferred Receivables from the Seller pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to a Lockbox Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such Transferred Receivable minus Collections received in respect thereof, the lien of the Administrative Agent, on behalf of itself and the other Specified Parties, as well as the Purchaser Interests and any other related rights or interests in the Transferred Receivables being so repurchased shall automatically be released.

Section 2.05.          Facility Termination Date.  Notwithstanding anything to the contrary set forth herein, no Purchaser shall have any obligation to purchase any additional Purchaser Interests from and after the Facility Termination Date.

Section 2.06.          Daily Yield; Charges.

(a)           The Seller shall pay Daily Yield to the Administrative Agent, for the ratable benefit of the Purchasers, with respect to the outstanding amount of Capital Investment maintained by each Purchaser, in arrears on each applicable Settlement Date, at the applicable Daily Yield Rate as in effect from time to time during the period applicable to such Settlement

Date.  Daily Yield for each Purchase shall be calculated based upon actual days elapsed during the applicable calendar month or other period, for a 360 day year based upon actual days elapsed since the last Settlement Date.  Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

(b)           The Administrative Agent is authorized to, and at its sole election may, charge to the Seller as an increase in Capital Investment and cause to be paid all Fees, expenses, charges, costs, interest and principal, owing by the Seller under this Agreement or any of the other Related Documents if and to the extent the Seller fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Capital Investment hereunder even if such charges would cause the aggregate balance of the Capital Investment to exceed the Investment Base.

Section 2.07.          Fees.

(a)           On the Effective Date, the Seller shall pay to the Administrative Agent, for the account of itself and the Purchasers, as applicable, the fees set forth in the Fee Letter that are payable upon the effectiveness of this Agreement.

(b)           From and after the Closing Date, as additional compensation for the Purchasers, the Seller agrees to pay to Administrative Agent, for the ratable benefit of such Purchasers, monthly in arrears, on each Settlement Date prior to the Facility Termination Date and on the Facility Termination Date, the accrued and unpaid Unused Commitment Fee.

(c)           On each Settlement Date, the Seller shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.

Section 2.08.          Application of Collections; Time and Method of Payments.

(a)           On each Business Day, the Administrative Agent shall allocate (or, in the case of Section 2.08(a)(iv), apply) amounts on deposit in the Agent Accounts on such day and not previously allocated under this subsection (a) as follows, in the following order of priority:

(i)            first, to be retained in the applicable Agent Account for payment, in accordance with clause (i) of the following subsection (b), an amount equal to the aggregate Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii)           second, to be retained in the applicable Agent Account for payment in accordance with clause (ii) of the following subsection (b), an amount equal to the aggregate Daily Yield accrued and unpaid through such date;

(iii)          third, to be retained in the applicable Agent Account for payment in accordance with clause (iii) of the following subsection (b), an amount equal to the aggregate accrued and unpaid Servicing Fees through such date payable to the Servicer;

(iv)          fourth, an amount equal to any Purchase Excess (determined after giving effect to any Reinvestment Purchase to be made pursuant to Section 2.01(a) out of funds deemed to have been distributed to Seller in connection with such Reinvestment Purchase) to be paid on such Business Day in reduction of Capital Investment, to the Purchasers ratably based on the amount of their respective Capital Investment, together with amounts payable with respect thereto under Section 2.10, if any;

(v)           fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied as of such Business Day, all such remaining amounts to the extent not greater than the Capital Investment to be retained in the applicable Agent Account until paid in accordance with the following subsection (b) or all such conditions are satisfied;

(vi)          sixth, to be retained in the applicable Agent Account and paid in accordance with the applicable provisions of the following subsection (b), an amount equal to the aggregate amount of all other accrued and unpaid Seller Obligations which are then required to be paid, including, without limitation, the expenses of the Purchasers reimbursable under Section 12.04; and

(vii)         seventh, unless a Termination Event or Incipient Termination Event has occurred and is continuing, any remaining amounts on deposit in the applicable Agent Account, to be paid to the Seller Account (or, with the Administrative Agent’s consent, any other account designated by the Seller).  For the avoidance of doubt, if a Termination Event or Incipient Termination Event has occurred and is continuing, such amounts shall remain in an Agent Account.

(b)           On each Settlement Date until the Termination Date, the Administrative Agent shall, except as otherwise provided in Section 2.12, withdraw amounts on deposit in the Agent Accounts and pay such amounts as follows in the following order of priority:

(i)            first, to the extent then due and payable, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii)           second, to the payment of accrued and unpaid Daily Yield, pro rata;

(iii)          third, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to the Servicer; provided, that if the Servicer owes the Seller any amounts, such amounts shall be set-off from the Servicing Fees owed and only the net amount of Servicing Fees shall be paid;

(iv)          fourth, an amount equal to any Purchase Excess to be applied in reduction of the Capital Investment, to the Purchasers ratably based on the amount of their respective Capital Investment, together with amounts payable with respect thereto under Section 2.10, if any, pro rata;

(v)           fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied as of such Settlement Date, to the payment of the Capital Investment, together with amounts payable with respect thereto under Section 2.10, if any, pro rata;

(vi)          sixth, to the extent then due and payable, pro rata, to the payment of all other obligations of the Seller accrued and unpaid hereunder, including, without limitation, the expenses of the Purchasers reimbursable under Section 12.04 and any accrued and unpaid Servicing Fees not paid pursuant to clause third above; and

(vii)         seventh, to be paid to the Seller Account (or, with the Administrative Agent’s consent, any other account designated by the Seller).

(c)           If and to the extent a Purchase Excess exists on any Business Day and the amounts on deposit in the Agent Accounts are not sufficient to eliminate such Purchase Excess in accordance with Section 2.08(a)(iv), the Seller shall deposit an amount equal to the amount of such Purchase Excess in the Master Agent Account by no later than 11:00 a.m. (New York time) on the Business Day immediately succeeding the earlier of the day that the Seller was notified of such Purchase Excess or the day the Seller first knew of such Purchase Excess, which amount shall be applied by the Administrative Agent as an immediate reduction of Capital Investment (together with amounts payable with respect thereto under Section 2.10).

(d)           To the extent that amounts on deposit in the Agent Accounts on any day are insufficient to pay amounts due on such day in respect of the any Purchase Excess, any matured Daily Yield, Fees or any other amounts due and payable as of such day by the Seller hereunder, the Seller shall pay, upon notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, or the applicable Purchasers, Affected Parties or Indemnified Persons, as the case may be) not later than 11:00 a.m. (New York time) on such day.  Any such payment made on such date but after such time shall be deemed to have been made on, and Daily Yield shall continue to accrue and be payable thereon at the Daily Yield Rate, until the next succeeding Business Day.

(e)           The Seller hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Seller, and the Seller hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.

(f)            All payments in reduction of Capital Investment and all payments of Daily Yield, Fees and other amounts payable by the Seller hereunder shall be made in Dollars, in immediately available funds.  If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and Daily Yield shall accrue thereon at the Daily Yield Rate shall be payable during such extension.  Payments received at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day.  Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(g)           Any and all payments by the Seller hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges or withholdings, excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized (or by any political subdivisions thereof) or is doing business other than solely as a result of this Agreement or any Related Document (such non-excluded taxes, levies, imposts, deductions, Charges and withholdings being “Indemnified Taxes”).  If the Seller shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller shall make such deductions, and (iii) the Seller shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within 30 days after the date of any payment of Indemnified Taxes, the Seller shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.  The Seller shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

(h)           Upon receipt of written evidence in accordance with Section 7.03(b) of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied previously to the Seller Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

(i)            Termination Procedures.

(i)            On the earlier of (i) the first Business Day after the Facility Termination Date on which the Capital Investment has been reduced to zero or (ii) the Final Purchase Date, if the obligations to be paid pursuant to Section 2.08(b) have not been paid in full, the Seller shall immediately deposit in the Master Agent Account an amount sufficient to make such payments in full.

(ii)           On the Termination Date, all ownership interests or Liens of the Purchasers in and to all Transferred Receivables and all Liens of the Purchasers and the Administrative Agent in and to the Seller Collateral shall be released by each Purchaser and the Administrative Agent.

(iii)          Seller acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the written consent of Administrative Agent and agrees that it will not do so without the prior written consent of Administrative Agent; provided that the Administrative Agent shall immediately authorize and consent to the filing of UCC-3 termination statements when and as requested by the Seller (or any Affiliate of the Seller) on or after the Termination Date.

(j)            Notwithstanding anything herein to the contrary, amounts required to be retained in any Agent Account or withdrawn from any Agent Account on any date shall be first retained in, or withdrawn from, as applicable, the Master Agent Account and then from the other Agent Accounts.  If the sum of (1) the aggregate Seller Obligations required to be paid on any date and (2) the aggregate amounts required to be retained in the Agent Accounts on any date exceeds the available amounts on deposit in the Master Agent Account on such day, the Administrative Agent shall withdraw an amount equal to such excess from one or more of the other Agent Accounts to pay such Seller Obligations or retain such amounts, as applicable.

Section 2.09.          Capital Requirements; Additional Costs.

(a)           If any Affected Party shall have determined that, after the date hereof, the adoption of or any change in any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Related Document and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then the Seller shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the Index Rate.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Administrative Agent and the Seller shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.

(b)           If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document, including with respect to any Purchases or Capital Investment, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Purchases or Capital Investment (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Seller shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the Index Rate.  Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Seller pursuant to this Section 2.09(b).

(c)           Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Administrative

Agent and the Seller in reasonable detail and shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.

(d)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Purchaser to agree to make or to make or to continue to fund or maintain any LIBOR Rate Purchase, then, unless that Purchaser is able to make or to continue to fund or to maintain such LIBOR Rate Purchase at another branch or office of that Purchaser without, in that Purchaser’s reasonable opinion, adversely affecting it or its Capital Investment or the income obtained therefrom, on notice thereof and demand therefor by such Purchaser to the Seller through the Administrative Agent, (i) the obligation of such Purchaser to agree to make or to make or to continue to fund or maintain LIBOR Rate Purchases shall terminate and (ii) Seller shall forthwith prepay in full all outstanding LIBOR Rate Purchases owing to such Purchaser, together with Daily Yield accrued thereon, unless Seller, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Rate Purchases into Index Rate Purchases.

Section 2.10.          Breakage Costs.  The Seller shall pay to the Administrative Agent for the account of the applicable Purchaser, upon request of such Purchaser, such amount or amounts as shall compensate such Purchaser for any loss, cost or expense incurred by such Purchaser (as reasonably determined by such Purchaser) as a result of any reduction by the Seller in the Capital Investment (and accompanying loss of Daily Yield thereon) other than on a Settlement Date, which compensation shall include an amount equal to any loss or expense incurred by such Purchaser during the period from the date of such reduction to (but excluding) such maturity date if the rate of interest obtainable by such Purchaser upon the redeployment of funds in an amount equal to such reduction is less than the interest rate applicable to such financing source (any such loss, cost or expense, “Breakage Costs”). The determination by such Purchaser of the amount of any such loss or expense shall be set forth in a written notice to the Administrative Agent and the Seller in reasonable detail and shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes. For the purpose of calculating amounts payable under this Section 2.10, each Purchaser shall be conclusively deemed to have actually funded its Capital Investment through the purchase of a deposit bearing interest at the applicable LIBOR Rate used in calculating the Daily Yield Rate with respect to its Capital Investment and maturing on a Settlement Date; provided that each Purchaser may fund its Capital Investment in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.10.

Section 2.11.          Increase in Maximum Purchase Limit.

(a)           Provided there exists no Termination Event or Incipient Termination Event, with the consent of the Administrative Agent and the Requisite Lenders, the Seller may from time to time, request in writing an increase in the Maximum Purchase Limit by an amount (for all such requests) not exceeding $25,000,000.  At the time of making such request, the Seller (in consultation with the Administrative Agent) shall specify the time period within which each Purchaser is requested to respond.

(b)           Each Purchaser shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Purchaser not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           The Administrative Agent shall promptly notify the Seller and each Purchaser of the Purchasers’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Seller may also invite additional Persons to become Purchasers pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d)           If the Aggregate Commitment is increased in accordance with this Section 2.11, the Administrative Agent and the Seller shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Seller and the Purchasers of the final allocation of such increase and the Increase Effective Date.

(e)           As a condition precedent to such increase, the Seller shall deliver to the Administrative Agent a certificate of the Seller dated as of the Increase Effective Date signed by an Authorized Officer (i) certifying and attaching the resolutions adopted by the Seller approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained herein and the other Transaction Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Termination Event or Incipient Termination Event exists.  The Seller shall prepay any Advances outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Advances ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.11.

(f)            In addition to the other terms and conditions set forth herein for increasing the Maximum Purchase Limit, any increase in the Maximum Purchase Limit pursuant to this Section 2.11 shall be subject to the additional condition that the Administrative Agent shall approve all up-front fees and other compensation paid to any additional institution which becomes a Purchaser hereunder or which increases its Commitment hereunder, and that no up-front fees or other compensation, regardless of how characterized, shall be paid to any such additional institution at a level greater than that received by the existing Purchasers unless each existing Purchaser concurrently receives such incremental compensation.  For purposes of the immediately preceding sentence, (x) any up-front fees or similar compensation paid to any Purchaser shall be deemed to equal a per annum rate (the “Attributable Rate”) equal to (i) the total dollar number of up-front fees or similar compensation paid to such Purchaser divided by (ii) the dollar amount of such Purchaser’s Commitment multiplied by (iii) a fraction, the numerator of which equals 360 and the denominator of which equals the number of days between the date of such Purchaser’s Commitment and the Final Purchase Date; (y) if the Attributable Rate paid to any new or increasing Purchaser exceeds the Attributable Rate for any existing Purchaser, the incremental fees owed to such existing Purchaser shall equal to the amount of such difference times such existing Purchaser’s Commitment and (z) any up-front fees or similar compensation shall be deemed to exclude any underwriting fees, arrangement fees, closing fees, administration fees or structuring fees paid in connection with the initial closing of the transactions contemplated hereby.

(g)           This Section 2.11 shall supersede any provisions in this Agreement to the contrary.

Section 2.12.          Non-Funding Purchasers.  (a) If a Purchaser becomes a Non-Funding Purchaser, then, so long as such Purchaser remains a Non-Funding Purchaser in accordance with clause (b) below, notwithstanding any other provisions of this Agreement, any amount paid by the Seller for the account of such Non-Funding Purchaser under this Agreement (whether on account of Capital Investment, Daily Yield, Fees, Breakage Costs, indemnity payments or other amounts) will not be paid or distributed to such Non-Funding Purchaser, but will, so long as such Purchaser is a Non-Funding Purchaser, instead be retained by the Administrative Agent in a segregated non-interest bearing account, until the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority (and the Non-Funding Purchaser shall have no claims against the Seller, the Administrative Agent or any Purchaser for making such redirected payments): first to the payment of any amounts, if any, due and owing by such Non-Funding Purchaser to the Administrative Agent under this Agreement, together with interest thereon owing at the Index Rate; second to the payment of Daily Yield due and payable to the Other Purchasers, ratably among them in accordance with the amounts of such Daily Yield then due and payable to them; third to the payment of fees then due and payable to the Other Purchasers, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, if as of any Settlement Date the Capital Investment of any Other Purchaser exceeds its Pro Rata Share (as determined without giving effect to the proviso in the definition thereof) of the total Capital Investments, to repay the Capital Investments of each such Other Purchaser in the amount necessary to eliminate such excess, pro rata based on the Capital Investments of the Other Purchasers; fifth, to make any other mandatory reductions of Capital Investments of the Other Purchasers required under Section 2.08, pro rata based on the Capital Investment of such Other Purchasers; sixth to the ratable payment of other amounts then due and payable to the Other Purchasers; and seventh to pay any Daily Yield, Capital Investment or other amounts owing under this Agreement to such Non-Funding Purchaser in the order of priority set forth in Section 2.08(b) hereof or as a court of competent jurisdiction may otherwise direct.

(b)           If the Seller and the Administrative Agent agree in writing in their discretion that a Non-Funding Purchaser should no longer be deemed to be a Non-Funding Purchaser, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.12(a), such Non-Funding Purchaser shall, to the extent applicable, purchase such portion of outstanding Capital Investment of the Other Purchasers and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Capital Investment of all of the Purchasers to be on a pro rata basis in accordance with their respective Commitments, whereupon such Purchaser will cease to be a Non-Funding Purchaser, provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Non-Funding Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, such notification will not constitute a waiver or release of any claim of any party hereunder arising from such Purchaser’s having been a Non-Funding Purchaser.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.          Conditions to Effectiveness of Agreement.  This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Purchasers and the Administrative Agent (such date, the “Effective Date”):

(a)           Purchase Agreement; Other Related Documents.  This Agreement shall have been duly executed by, and delivered to, the parties hereto and the Purchasers and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Purchaser and the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents (except for items identified therein as applicable solely with respect to a New Originator in which event such items may be delivered on or prior to the Initial Sale Date for such New Originator), each in form and substance satisfactory to each Purchaser and the Administrative Agent.

(b)           Governmental Approvals.  The Purchasers and the Administrative Agent shall have received (i) satisfactory evidence that the Seller, the Servicer and the Existing Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Seller and the Servicer in form and substance satisfactory to the Purchasers and the Administrative Agent affirming that no such consents or approvals are required.

(c)           Compliance with Laws.  The Seller and the Transaction Parties shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including, without limitation, those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(d)           Payment of Fees.  The Seller shall have paid all fees required to be paid by it on or before the Effective Date, including all fees required hereunder and under the Fee Letter and the fee letter dated February 5, 2009 among the Parent, GE Capital and GE Capital Markets, Inc., and shall have reimbursed the Administrative Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s reasonable legal and audit expenses, and other document preparation costs.

(e)           Representations and Warranties.  Each representation and warranty by the Seller and each Transaction Party contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

(f)            No Termination Event.  No Incipient Termination Event or Termination Event hereunder or any “Event of Default” or “Default” (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

(g)           Audit.  The Administrative Agent shall have completed a prefunding audit of the Receivables as of the Closing Date, the scope and results of which are satisfactory to the Administrative Agent and each Purchaser in its sole discretion.

(h)           Material Adverse Change.  Since Parent’s last audited financial statements there shall have been (i) no material adverse change, individually or in the aggregate, in the business, financial or other condition of the Parent and its Subsidiaries, taken as a whole, the industry in which the Originators operate, or the Transferred Receivables or in the prospects or projections of the Parent and its Subsidiaries, taken as a whole or of the Seller; (ii) no litigation has commenced that, if successful, would have a material adverse impact on the Parent and its Subsidiaries, taken as a whole, its or their business or ability to service the Transferred Receivables, or that would challenge the Transactions contemplated by the Related Documents; and (iii) no material increase in the liabilities, liquidated or contingent, of the Parent and its Subsidiaries, taken as a whole.

Section 3.02.          Conditions Precedent to Purchases.  No Purchaser shall be obligated to make any Purchases hereunder (including any Reinvestment Purchase) on any date if, as of the date thereof:

(a)           any representation or warranty of the Seller, the Servicer or any Originator contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Purchase of Purchaser Interests on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b)           any event shall have occurred, or would result from the Purchase of Purchaser Interests on such Purchase Date or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event or a Termination Event;

(c)           the Facility Termination Date shall have occurred;

(d)           either before or after giving effect to such Purchase and to the application of the proceeds therefrom, the Capital Investment divided by the Investment Base would exceed 100%; or

(e)           on or prior to such date, the Seller or the Servicer shall have failed to deliver any Monthly Report, Weekly Report or Investment Base Certificate required to be delivered in accordance with Section 5.02 hereof or the Sale Agreement and such failure shall be continuing.

The delivery by the Seller of a Capital Purchase Request and the acceptance by the Seller of the funds from such Capital Purchase or any Reinvestment Purchase on any Purchase Date shall be deemed to constitute, as of any such Purchase Date, a representation and warranty by the Seller that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01.          Representations and Warranties of the Seller.  To induce each Purchaser to purchase the Purchaser Interests and the Administrative Agent to take any required or permitted actions hereunder, the Seller makes the following representations and warranties to each Purchaser and the Administrative Agent as of the Closing Date and, except to the extent provided otherwise below, as of each Purchase Date, each and all of which shall survive the execution and delivery of this Agreement.

(a)           Existence; Compliance with Law.  The Seller (i) is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its by-laws; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Executive Offices; Collateral Locations; Corporate or Other Names; FEIN.  The state of organization and the organization identification number of the Seller and current location of the Seller’s chief executive office, the premises within which any Seller Collateral is stored or located, and the locations of its records concerning the Seller Collateral are set forth in Schedule 4.01(b) and the jurisdiction of its organization has not changed within the past 12 months (or such shorter time as the Seller has been in existence).  During the prior five years (or such shorter time as the Seller has been in existence), except as set forth in Schedule 4.01(b), the Seller has not been known as or used any fictitious or trade name.  In addition, Schedule 4.01(b) lists the federal employer identification number of the Seller.

(c)           Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by the Seller of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Seller’s corporate power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Seller’s certificate of incorporation or by-laws, (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; including, for greater certainty, the Personal Information Protection and Electronic Documents Act (Canada) or any other applicable privacy laws (collectively, “Privacy Laws”); (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Seller or any Originator is a party or by which the Seller or any Originator or any of the property of the Seller or any Originator is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Seller or any Originator; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b).  The exercise by each of the Seller, the Purchasers or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b).  On or prior to the Effective Date, each of the Related Documents to which the Seller is a party shall have been duly executed and delivered by the Seller and each such Related Document shall then constitute a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

(d)           No Litigation.  No Litigation is now pending or, to the knowledge of the Seller, threatened against the Seller that (i) challenges the Seller’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  There is no Litigation pending or, to Seller’s or Parent’s knowledge, threatened that seeks damages or injunctive relief against, or alleges criminal misconduct by, the Seller.

(e)           Solvency.  Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all prior or current transaction costs by the Seller in connection with the foregoing, the Seller is and will be Solvent.

(f)            Material Adverse Effect.  Since December 31, 2007, (i) the Seller has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with the transactions contemplated by the Related Documents, (ii) no contract, lease or other agreement or instrument has been entered into by the Seller or has become binding upon the Seller’s assets, other than in connection with the Related Documents, and no law or regulation applicable to the Seller has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Seller is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Seller is a party.  Since the date of the Seller’s organization, no event has occurred with respect to the Seller that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g)           Ownership of Property; Liens.  None of the properties and assets (including the Transferred Receivables) of the Seller are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Seller that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances.  The Seller has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Seller’s right, title and interest in and to the Transferred Receivables and its other properties and assets.  No effective financing statement or other similar instrument are of record in any filing office listing the Seller or any Originator as debtor and covering any of the Transferred Receivables or the other Seller Collateral (except with respect to the Liens granted under this Agreement, the Sale Agreement, the Existing Purchase Agreement or the Existing Sale Agreement), and the Liens granted to the Purchaser pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Seller Collateral.

(h)           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  The Seller has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person.  The Seller has no Investments in any Person other than Permitted Investments.  There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Seller may be required to issue, sell, repurchase or redeem some or all of its Stock.  Other than the Subordinated Loans, the Seller has no outstanding Debt on the Effective Date.

(i)            Taxes.  All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Seller and all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Affiliate of the Seller, have in each case been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e).  Proper and accurate amounts have been withheld by the Seller or such Affiliate from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Schedule 4.01(i) sets forth as of the Effective Date (i) those taxable years for which the Seller’s or such Affiliates’ tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding.  Except as described on Schedule 4.01(i), as of the Effective Date, neither the Seller nor any such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  As of the Effective Date, neither the Seller nor any of its Affiliates included in the Parent Group has agreed or been requested to make any adjustment under IRC 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.

(j)            Full Disclosure.  All information provided by or on behalf of Seller pursuant to this Agreement, any Investment Base Certificate, any Monthly Report, Weekly Report, Daily Report or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Seller to any Purchaser or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents taken as a whole, is true and accurate, as of its date, in every material respect, and none of this Agreement, any Investment Base Certificate, any Monthly Report, Weekly Report, Daily Report or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Seller to any Purchaser or the Administrative Agent relating to this Agreement or any of the other Related Documents, as of its date, contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  All information provided by or on behalf of Seller pursuant to this Agreement contained in this Agreement, any Investment Base Certificate, any Monthly Report, Weekly Report, Daily Report or any of the other Related Documents, or any other written statement or information furnished to any Purchaser or the Administrative Agent has been prepared in good faith by the management of the Seller with the exercise of reasonable diligence.

(k)           ERISA.  The Seller and its ERISA Affiliates are in material compliance with ERISA (or, in the case of any Canadian Originator, applicable pension benefits standards) and have not incurred and do not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) under Title IV of ERISA (or, in the case of any Canadian Originator, Canadian pension legislation).

(l)            Brokers.  No broker or finder acting on behalf of the Seller was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Seller has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(m)          Margin Regulations.  The Seller is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  The Seller owns no Margin Stock, and no portion of the proceeds of the Purchases made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  The Seller will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(n)           Nonapplicability of Bulk Sales Laws.  No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

(o)           Government Regulation.  The Seller is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act..

(p)           Nonconsolidation.  The Seller is operated in such a manner that the separate corporate existence of the Seller, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:

(i)            the Seller is a limited purpose corporation whose activities are restricted in its articles of incorporation to those activities expressly permitted hereunder and under the other Related Documents and the Seller has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Seller entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii)           the Seller has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting for the Seller shall be acting solely in his or her capacity as an officer or director of the Seller and not as an officer, director, employee or agent of any member of the Parent Group;

(iii)          (A) Seller shall compensate all employees (if any), consultants and agents directly or indirectly through reimbursement of the Parent, from its own funds, for services provided to the Seller by such employees (if any), consultants and agents and, to the extent any employee (if any), consultant or agent of the Seller is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Seller and such member of the Parent Group and (B) Seller shall not have any employees;

(iv)          Seller shall pay its own incidental administrative costs and expenses from its own funds, and shall allocate all other shared overhead expenses (including, without limitation, telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Seller and the Parent on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Seller’s organizational documents, no member of the Parent Group (A) pays the Seller’s expenses, (B) guarantees the Seller’s obligations, or (C) advances funds to the Seller for the payment of expenses or otherwise;

(v)           other than the purchase and acceptance through capital contribution of Transferred Receivables pursuant to the Sale Agreement, the acceptance of Subordinated Loans pursuant to the Sale Agreement, the payment of distributions and the return of capital to the Member, the payment of Servicing Fees to the Servicer under the Sale

Agreement, the Seller engages and has engaged in no intercorporate transactions with any member of the Parent Group;

(vi)          the Seller maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of directors and otherwise observes corporate formalities;

(vii)         (A) the financial statements (other than consolidated financial statements) and books and records of the Seller and each member of the Parent Group reflect the separate existence of the Seller, (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Seller’s assets are not available to the creditors of any member of the Parent Group and (C) the Parent’s public bond indentures and the Credit Agreement expressly permit sales of Receivables to the Seller on the understanding that the Seller is a separate entity from the Parent Group;

(viii)        (A) the Seller maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) the Seller’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Seller will be entitled, on the winding-up of the Seller, to be satisfied out of the Seller’s assets prior to any value in the Seller becoming available to the Member;

(ix)           all business correspondence and other communications of the Seller are conducted in the Seller’s own name, on its own stationery, invoice and checks and through a separately-listed telephone number;

(x)            the Seller has and shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

(xi)           the Seller shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Purchasers;

(xii)          the Seller does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xiii)         the Seller maintains at least one independent director who (A) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (other than the Seller), all as provided in its certificate of incorporation, (B) has (1) prior experience as an independent director for an entity whose organizational documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, independent director services or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (C) is otherwise acceptable to the Administrative Agent, and the retention arrangement with such independent directors requires them to consider the interest of Seller;

(xiv)        the certificate of incorporation of the Seller requires the affirmative vote of each independent director before a voluntary petition under the Bankruptcy Code or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, including the BIA or the CCAA, may be filed by the Seller;

(xv)         Seller shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its members and board of directors;

(xvi)        Seller shall not hold out its credit as being available to satisfy obligations of others;

(xvii)       Seller shall not acquire obligations or Stock of any member of the Parent Group;

(xviii)      Seller shall correct any known misunderstanding regarding its separate identity; and

(xix)         Seller shall maintain adequate capital in light of its contemplated business operations.

(q)           Deposit and Disbursement Accounts.  Schedule 4.01(q) lists all banks and other financial institutions at which the Seller maintains deposit or other bank accounts as of the Closing Date, including any Lockbox Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.  Each Lockbox Account constitutes a deposit account within the meaning of the applicable UCC.  The Seller (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed agreement pursuant to which each Lockbox Account Bank (with respect to each Lockbox Account) has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Lockbox Accounts without further consent by the Seller, the Servicer or any Originator.  No Lockbox Account is in the name of any person other than the Seller or the Administrative Agent, and the Seller has not consented to any Bank following the instructions of any Person other than the Administrative Agent.  Accordingly, the Administrative Agent has a first priority perfected security interest in each Lockbox Account, and all funds on deposit therein.

(r)            Transferred Receivables.

(i)            Transfers.  Each Transferred Receivable was purchased by or contributed to the Seller on the relevant Transfer Date pursuant to the Sale Agreement.

(ii)           Eligibility.  Each Transferred Receivable designated as an Eligible Receivable in each Investment Base Certificate, Monthly Report, Weekly Report or Daily Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Investment Base Certificate, Monthly Report or Weekly Report, as applicable.

(iii)          No Material Adverse Effect.  The Seller has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Investment Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable, will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.

(iv)          Nonavoidability of Transfers.  The Seller shall (A) have received each Contributed Receivable as a contribution to the capital of the Seller by the Parent as the sole shareholder of the Seller and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor.  No Sale or contribution has been made for or on account of an antecedent debt owed by any Originator to the Seller and no such Sale or contribution is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

(s)           Assignment of Interest in Related Documents.  The Seller’s interests in, to and under the Sale Agreement and each Originator Support Agreement, if any, have been assigned by the Seller to the Administrative Agent (for the benefit of itself and the Purchasers) as security for the Seller Obligations.  No license or approval is required for the Administrative Agent’s use of any programs used by the Servicer in the servicing of the Transferred Receivables other than those which have been obtained and which remain in full force and effect.

(t)            Notices to Obligors.  Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in a Lockbox or Lockbox Account.

(u)           Representations and Warranties in Other Related Documents.  Each of the representations and warranties of the Seller contained in the Related Documents (other than this Agreement) is true and correct in all respects as of the date made or deemed made and the Seller hereby makes each such representation and warranty to, and for the benefit of, the Purchasers and the Administrative Agent as if the same were set forth in full herein.

(v)           Supplementary Representations.

(i)            Receivables; Lockbox Accounts.  (A) Each Transferred Receivable constitutes (1) an “account” or a “payment intangible” within the meaning of the applicable UCC and (2) in the case of any Transferred Receivable generated by any Canadian Originator, an “account” within the meaning of the PPSA and (C) each Lockbox Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)           Creation of Security Interest.  The Seller owns and has good and marketable title to the Transferred Receivables, Lockbox Accounts and Lockboxes, free and clear of any Adverse Claim (other than in favor of the Administrative Agent for the benefit of the Purchasers).  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC and, in the case of any Canadian Originator, the PPSA) in the Transferred Receivables, Lockbox Accounts and Lockboxes in favor of the Administrative Agent (on behalf of itself and the other Specified Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Seller.

(iii)          Perfection.  On or prior to the Effective Date: (A) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Lockbox Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Seller pursuant to the Sale Agreement and the security interest granted by the Seller to the Administrative Agent (on behalf of itself and the other Specified Parties) in the Transferred Receivables hereunder; and (B) with respect to each Lockbox Account, the Seller has delivered to the Administrative Agent (on behalf of itself and the other Specified Parties), a fully executed Lockbox Account Agreement pursuant to which the applicable Lockbox Account Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Lockbox Accounts and the related Lockboxes, without further consent by the Seller, the Servicer or any Originator.

(iv)          Priority.  (A) Other than (1) the transfer of the Transferred Receivables by the Originators to the Seller pursuant to the Sale Agreement, and (2) the grant of security interest by the Seller to the Administrative Agent (on behalf of itself and the other Specified Parties) in the Transferred Receivables, the Lockbox Accounts and the Lockboxes hereunder, neither the Seller nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of such Receivables, the Lockbox Accounts and the Lockboxes to any other Person, except for any security interest from an Originator granted pursuant to the Credit Agreement or subordinated to such security interest which is, in either case, released automatically upon the conveyance to Buyer under the Sale Agreement.  (B) Neither the Seller nor any Originator has authorized, or is aware of, any filing of any financing statement against the Seller or any Originator that include a description of collateral covering the Transferred Receivables or all other collateral pledged to the Administrative Agent (on behalf of itself and the other Specified Parties) pursuant to the Related Documents, other than (1) any financing statement filed pursuant to the Sale Agreement and this Agreement, (2) any financing statement filed pursuant to the “Domestic Security Agreement” or “Canadian Security Agreement” referred to in the Credit Agreement or (3) financing statements that have been validly terminated prior to the date hereof.  (C) The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller or any Originator.  (D) None of the Lockbox Accounts or Lockboxes is in the name of any Person other than the Seller or the Administrative Agent.  Neither the Seller, the Servicer or any Originator has consented to any Lockbox Account Bank complying with instructions of any person other than the Administrative Agent.

(v)           Survival of Supplemental Representations.  Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01 shall be continuing, and remain in full force and effect until the Termination Date.

ARTICLE V.

GENERAL COVENANTS OF THE SELLER

Section 5.01.          Affirmative Covenants of the Seller.  The Seller covenants and agrees that from and after the Effective Date and until the Termination Date:

(a)           Compliance with Agreements and Applicable Laws.  The Seller shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including, to the extent applicable, those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b)           Maintenance of Existence and Conduct of Business.  The Seller shall:  (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its certificate of incorporation and by-laws, (2) Section 4.01(p) and (3) the assumptions set forth in the opinion letter of Jones Day in connection with the Related Agreements relating to true sale and nonconsolidation matters; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of GGRC Corp.

(c)           Deposit of Collections.  The Seller shall deposit or cause to be deposited promptly into a Lockbox Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

(d)           Use of Proceeds.  The Seller shall utilize the proceeds of the Purchases made hereunder solely for (i) the repayment of any obligations of the Seller hereunder, (ii) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Parent, (iv) the repayment of Subordinated Loans, and (iv) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

(e)           Payment and Performance of Charges and other Obligations.

(i)            Subject to Section 5.01(e)(ii), the Seller shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

(ii)           The Seller may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Seller, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Seller Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Seller reasonably believes that failure to pay or to discharge such claims or charges could not reasonably be expected to have or result in a Material Adverse Effect.

(f)            ERISA.  The Seller shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Seller Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Seller or its ERISA Affiliates of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

(g)           Seller to Maintain Perfection and Priority.  In order to evidence the interests of the Administrative Agent and the Purchasers under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments necessary or advisable (including, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the other Specified Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Specified Parties) pursuant to the Related Documents.  The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Specified

Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Specified Parties) pursuant to the Related Documents as a first-priority interest. The Seller hereby authorizes the Administrative Agent to file such financing statements under the UCC and the PPSA.  Notwithstanding anything else in the Related Documents to the contrary, neither the Seller, the Servicer, nor any Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.

(h)           Wachovia Account.  The Seller shall:

(i)            (A) deliver evidence satisfactory to the Administrative Agent that account XXXXXXXXXXXXX maintained at Wachovia Bank, National Association has been closed on or before September 17, 2009 and (B) establish a new Lockbox Account on or before September 17, 2009 that is subject to a Lockbox Account Agreement reasonably acceptable to the Administrative Agent; or

(ii)           cause Wachovia Bank, National Association to deliver, on or before September 17, 2009, an amendment, in form and substance acceptable to the Administrative Agent, to the Deposit Account Control Agreement dated the date hereof among the Seller, Wachovia Bank, National Association and the Administrative Agent.

Section 5.02.          Reporting Requirements of the Seller.  The Seller hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Purchasers:

(a)           The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

(b)           At the same time each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to the terms of clause (a) of Annex 5.02(a), a completed certificate in the form attached hereto as Exhibit 5.02(b) (each, a “Investment Base Certificate”), provided, that if (i) a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that a Termination Event is imminent, then Daily Reports shall be delivered daily; and each Investment Base Certificate shall be prepared by the Seller or the Servicer as of the last day of the previous month or week, in the event Investment Base Certificates are required to be delivered on a monthly or weekly basis, and as of the close of business on the previous Business Day, in the event Daily Reports are required to be delivered on each Business Day.

(c)           Such other reports, statements and reconciliations with respect to the Investment Base or Seller Collateral as the Administrative Agent shall from time to time request in its reasonable discretion.

Section 5.03.          Negative Covenants of the Seller.  The Seller covenants and agrees that, without the prior written consent of the Requisite Purchasers and the Administrative Agent, from and after the Effective Date until the Termination Date:

(a)           Sale of Stock and Assets.  The Seller shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its capital Stock (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Lockbox Account, any Agent Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(b)           Liens.  The Seller shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.  In addition, the Seller shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Purchasers as additional collateral for the Seller Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(c)           Modifications of Receivables or Credit and Collection Policies.  The Seller shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable, provided that the Seller may authorize the Servicer to take such actions as are expressly permitted by the terms of the Sale Agreement and the Credit and Collection Policies (it being understood that any Receivables which cease to be Eligible Receivables after giving effect to any such action shall be not included in the calculation of the Investment Base), or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.

(d)           Changes in Instructions to Obligors.  The Seller shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent consents in writing to such change.

(e)           Capital Structure and Business.  The Seller shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding shares of Stock, (iii) amend, waive or modify any term or provision of its certificate of incorporation or by-laws, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization.  The Seller shall not engage in any business other than as provided in its certificate of incorporation, by-laws and the Related Documents.

(f)            Mergers, Subsidiaries, Etc.  The Seller shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g)           Sale Treatment.  The Seller (i) will not, and will not permit any Originator to, account for (other than for United States federal tax purposes), or otherwise treat, the transactions contemplated by the Sale Agreement in any manner other than (A) with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of Receivables by the Originators to the Seller and (B) with respect to each contribution of Contributed Receivables thereunder, as an increase in the capital of the Seller, and (ii) will not account for (other than for tax purposes) or otherwise treat the transactions contemplated hereby in any manner other than as a sale of Transferred Receivables by the Seller to the Purchasers.  In addition, the Seller shall, and shall cause each Originator to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the Sale Agreement, as applicable, and the interest of the Seller (in the case of the Originators’ financial statements) and the Purchasers (in the case of the Seller’s financial statements) in the Receivables and Seller Collateral.  The Seller, the Purchasers and the Administrative Agent will treat the Purchases made hereunder as indebtedness for United States federal tax purposes.

(h)           Restricted Payments.  Except for the amounts outstanding under the Subordinated Notes, the Seller shall not enter into any lending transaction with any other Person.  The Seller shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any Stock, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Seller’s outstanding Stock or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Purchase Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

(i)            Indebtedness.  The Seller shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Seller to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, and (iv) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(j)            Prohibited Transactions.  The Seller shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

(k)           Investments.  Except as otherwise expressly permitted hereunder or under the other Related Documents, the Seller shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Parent, any director, officer or employee of the Seller, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables and Permitted Investments.

(l)            Commingling.  The Seller shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox Account, except as otherwise contemplated under Section 4.02(l) of the Sale Agreement.  If funds that are not Collections are deposited into a Lockbox Account, the Seller shall, or shall cause the Servicer to notify the Administrative Agent in writing promptly upon discovery thereof, and, the Administrative Agent shall promptly remit (or direct the applicable Lockbox Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.

(m)          ERISA.  The Seller shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Seller Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Seller of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

(n)           Related Documents.  The Seller shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.

(o)           Board Policies.  The Seller shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.

Section 5.04.          Breach of Representations, Warranties or Covenants.  Upon discovery by any Administrative Agent of any breach of representation, warranty or covenant described in Section 4.01(g), 4.01(r), 4.01(t), 4.01(v), 5.01(c), 5.01(g), 5.03(a), 5.03(b), 5.03(c), 5.03(d), 5.03(g) and 5.03(l) by the Seller with respect to any Transferred Receivable, the Administrative Agent shall give prompt written notice thereof to the other parties hereto.  The Seller shall, if requested by such notice from the Administrative Agent, on the first Business Day following receipt of such notice, either (a) repurchase the affected Transferred Receivable from the Purchasers for cash remitted to the applicable Lockbox Account or (b) transfer ownership of a new Eligible Receivable or new Eligible Receivables to the Purchasers on such Business Day, in each case, in an amount equal to the Billed Amount of such affected Transferred Receivable minus the Collections received in respect thereof (the “Rejected Amount”).  Seller shall, or shall cause the Servicer to, use commercially reasonable efforts to ensure that no Collections or other proceeds with respect to a Transferred Receivable so reconveyed to it are paid or deposited into any Lockbox Account.

ARTICLE VI.

ACCOUNTS

Section 6.01.          Establishment of Lockbox Accounts.

(a)           Lockbox Accounts.

(i)            The Seller or the Originators have established with each Lockbox Account Bank one or more Lockbox Accounts subject, in each case, to a fully executed Lockbox Account Agreement.  Each Originator has assigned its right, title and interest to each Lockbox Account established by it to the Seller.  The Seller agrees that the Administrative Agent shall have exclusive dominion and control of each Lockbox Account and all monies, instruments and other property from time to time on deposit therein.  The Seller shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Lockbox Account except as provided in Section 6.01(b)(ii).

(ii)           The Seller (or the Servicer on Seller’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to a Lockbox Account.  The Seller (or the Servicer on the Seller’s behalf) has instructed all Lockbox Account Banks to deposit all items sent to a Lockbox directly into a Lockbox Account.  Schedule 4.01(q) lists all Lockboxes and all Lockbox Account Banks at which the Seller maintains Lockbox Accounts as of the Effective Date, and such schedule correctly identifies (1) with respect to each such Lockbox Account Bank, the name, address and telephone number thereof, (2) with respect to each Lockbox Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof.  The Seller (or the Servicer on Seller’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Lockbox Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof.  In addition, the Seller shall deposit or cause to be deposited into a Lockbox Account all cash, checks, money orders or other proceeds of Transferred Receivables or Seller Collateral received by it other than in a Lockbox or a Lockbox Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent.  The Seller shall not make and shall not permit the Servicer to make any deposits into a Lockbox or any Lockbox Account except in accordance with the terms of this Agreement or any other Related Document.

(iii)          If, for any reason, a Lockbox Account Agreement terminates or any Lockbox Account Bank fails to comply with its obligations under the Lockbox Account Agreement to which it is a party, then the Seller shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Lockbox Account maintained at any such Lockbox Account Bank to make all future payments to a new Lockbox Account in accordance with this Section 6.01(a)(iii).  The Seller shall not close any Lockbox Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Lockbox Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Lockbox Account Bank or with such new depositary institution substantially in the form of the predecessor Lockbox Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Lockbox Account, such new agreement shall become a Lockbox Account Agreement and any new depositary institution shall become a Lockbox Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Lockbox Account to the Administrative Agent under Section 7.01 of this Agreement.  Except as permitted by this Section 6.01(a), the Seller shall not, and shall not permit the Servicer to, open any new Lockbox or Lockbox Account without the prior written consent of the Administrative Agent.

(iv)          Except as otherwise agreed by the Administrative Agent, the Seller (or the Servicer on Seller’s behalf) has instructed all Lockbox Account Banks that on a daily basis all collected and available funds on deposit in each Lockbox Account are to be automatically transferred to an Agent Account.

(b)           Agent Accounts.

(i)            The Administrative Agent has established and shall maintain the Agent Accounts with the applicable Depositaries.  Each Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii)           If, for any reason, any Depositary wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Purchasers.  Neither the Purchasers nor the Administrative Agent shall close any Agent Account unless (i) (A) a new deposit account has been established with a new depositary institution, (B) the Purchasers and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Depositary for all purposes of this Agreement and the other Related Documents), and (C) the Purchasers and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent (on behalf of itself and the other Specified Parties) or (ii) the Seller has directed each applicable Lockbox Account Bank to cause all amounts that were previously being transferred to such Agent Account on a periodic basis to instead be transferred to a different Agent Account.

ARTICLE VII.

GRANT OF SECURITY INTERESTS

Section 7.01.          Seller’s Grant of Security Interest.  The parties hereto intend that each Purchase of undivided percentage ownership interests in the Transferred Receivables to be made hereunder shall constitute a purchase and sale of undivided percentage ownership interests in the Transferred Receivables and not a loan.  Notwithstanding the foregoing, in addition to and not in derogation of any rights now or hereafter acquired by any Purchaser or the Administrative Agent hereunder, the parties hereto intend that this Agreement shall constitute a security agreement under applicable law. In such regard and, in any event, to secure the prompt and complete payment, performance and observance of all Seller Obligations, and to induce the Purchasers to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Seller hereby reaffirms the grant of any security interest under the Existing Purchase Agreement and grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of itself and the Purchasers, a Lien upon and security interest in all of Seller’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Seller (including under any trade names, styles or derivations of the Seller, if any), and regardless of where located (all of which being hereinafter collectively referred to as the “Seller Collateral”):

(a)           all Receivables;

(b)           the Sale Agreement, all Lockbox Account Agreements and all other Related Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Seller Assigned Agreements”), including (i) all rights of the Seller to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Seller for damages or breach with respect thereto or for default thereunder and (iv) the right of the Seller to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c)           all of the following (collectively, the “Seller Account Collateral”):

(i)            the Lockbox Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Lockbox Accounts, the Lockboxes or such funds,

(ii)           the Seller Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Seller Account or such funds,

(iii)          all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Purchaser or any assignee or agent on behalf of any Purchaser in substitution for or in addition to any of the then existing Seller Account Collateral, and

(iv)          all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Seller Account Collateral;

(d)           all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Seller or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Purchaser or the Administrative Agent of additional funds by the Seller;

(e)           all other personal property of the Seller of every kind and nature not described above including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles); and

(f)            to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Seller Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (e)).

Section 7.02.          Seller’s Agreements.  The Seller hereby (a) assigns, transfers and conveys the benefits of the representations, warranties and covenants of each Originator made to the Seller under the Sale Agreement to the Administrative Agent for the benefit of the Purchasers hereunder; (b) acknowledges and agrees that the rights of the Seller to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Purchasers and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 6.12, 6.14 and 6.15 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.

Section 7.03.          Delivery of Collateral.  All certificates or instruments representing or evidencing all or any portion of the Seller Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Seller Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Seller, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Seller Collateral.

Section 7.04.          Seller Remains Liable.  It is expressly agreed by the Seller that, anything herein to the contrary notwithstanding, the Seller shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Seller Assigned Agreements and any other agreements constituting the Seller Collateral to which it is a party to observe and perform all the conditions and obligations, if any, to be observed and performed by it thereunder.  The Purchasers and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Purchasers of any payment relating thereto pursuant hereto or thereto.  The exercise by any Purchaser or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Seller or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements.  None of the Purchasers or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Seller or the Servicer (except to the extent any such Person has been appointed as Successor Servicer under the Related Documents in accordance with the Sale

Agreement) under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 7.05.          Covenants of the Seller Regarding the Seller Collateral.

(a)           Offices and Records.  The Seller shall maintain its jurisdiction of organization and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all actions reasonably requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Seller Collateral.  The Seller shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Seller Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith.  The Seller shall, and shall cause the Servicer to, by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Seller Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII.  Upon the occurrence and during the continuance of a Termination Event, the Seller shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent.  Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent, the Seller shall, and shall cause the Servicer to, permit any representative of the Administrative Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent as more specifically set forth in Section 7.05(b).

(b)           Access.  The Seller shall, and shall cause the Servicer to, at its or the Servicer’s own expense (provided Seller or Servicer shall only be required to pay for such visits three (3) times a year so long as no Incipient Termination Event or a Termination Event shall have occurred and be continuing), during normal business hours, from time to time upon three Business Days’ prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Purchasers, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Seller Collateral, (ii) permit the Purchasers, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Purchasers and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Seller Collateral and (iv) permit each of the Purchasers and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants.  If an Incipient Termination Event or a Termination Event shall have occurred and is continuing or the Administrative Agent notifies Seller that, in good faith, it believes that a Termination Event may have occurred and may be continuing, then the Seller shall, and shall cause the Servicer to, at its own expense, (A) provide such access during normal business hours without prior notice from the Administrative Agent, (B) make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may reasonably request and (C) deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for the Seller or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Seller or the Servicer.

(c)           [Intentionally Reserved].

(d)           Collection of Transferred Receivables.  In connection with the collection of amounts due or to become due to the Seller under the Transferred Receivables, the Seller Assigned Agreements and any other Seller Collateral pursuant to the Sale Agreement, the Seller shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem necessary or desirable to enforce collection of the Transferred Receivables, the Seller Assigned Agreements and the other Seller Collateral; provided that the Seller may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Master Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided, further, that if an Incipient Termination Event or a Termination Event shall have occurred and be continuing, then the Administrative Agent may, without prior notice to the Seller or the Servicer, (x) exercise any rights with respect to exclusive ownership and control of the Lockboxes and the Lockbox Accounts in accordance with the terms of the applicable Lockbox Account Agreements (in which case the Servicer shall be required, pursuant to the Sale Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in them Master Agent Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Seller Assigned Agreements of the pledge of such Transferred Receivables or Seller Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Purchasers hereunder and direct that payments of all amounts due or to become due to the Seller thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Seller, the Administrative Agent may enforce collection of any such Transferred Receivable or the Seller Assigned Agreements and adjust, settle or compromise the amount or payment thereof.  The Administrative Agent shall provide prompt notice to the Seller and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.

(e)           Performance of Seller Assigned Agreements.  The Seller shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Seller Assigned

Agreements to be performed or observed by it, maintain the Seller Assigned Agreements in full force and effect, enforce the Seller Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Seller Assigned Agreements as are permitted to be made by the Seller or the Servicer thereunder.

(f)            License for Use of Software and Other Intellectual Property.  Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Seller hereby grants to the Administrative Agent on behalf of the Purchasers a limited license to use, without charge, the Seller’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Seller Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Seller Collateral, or exercising of any other remedies hereto, and the Seller agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of itself and the other Specified Parties) for purposes of the license granted herein.  Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Purchasers agree not to use any such license without giving the written consent of the Seller.

ARTICLE VIII.

TERMINATION EVENTS

Section 8.01.          Termination Events.  If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor) and be continuing:

(a)           the Seller shall fail to make any payment of any monetary Seller Obligation (including, without limitation, any obligation to pay any Purchase Excess hereunder) when due and payable and the same shall remain unremedied for two (2) Business Day or more; or

(b)           (i)            the Seller shall fail to deliver when due any of the reports required to be delivered pursuant to Section 5.02 or any other report related to the Transferred Receivables as required by the other Related Documents and the same shall remain unremedied for five (5) Business Days or more or (ii) the Seller, any Originator, the Servicer or the Parent shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for ten (10) Business Days or more following the earlier to occur of an Authorized Officer of the Seller becoming aware of such breach and the Seller’s receipt of notice thereof; or

(c)           (i) an Originator, the Seller or the Parent shall fail to make any payment with respect to any of its Debts which, (x) except with respect to the Seller, is in an aggregate principal amount in excess of $20,000,000 or (y) in the case of the Seller, is in an aggregate principal amount equal to or in excess of $13,475, in any case, when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur under any agreement, document or instrument to which an Originator, the Seller or the Parent is a party or by which it or its property is bound (other than a Related Document) which relates to a Debt which, (x) except with respect to the Seller, is in an aggregate principal amount in excess of $20,000,000 or (y) in the case of the Seller, is in an aggregate principal amount equal to or in excess of $13,475, in any case, which event has not been waived or shall remain unremedied within the applicable grace period with respect thereto, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Debt to become or be declared due prior to their stated maturity; or

(d)           a case or proceeding shall have been commenced against an Originator, the Seller or the Parent seeking a decree or order in respect of any such Person under the Bankruptcy Code, the BIA or the CCAA or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Seller is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or

(e)           an Originator, the Seller or the Parent shall (i) file a petition seeking relief under the Bankruptcy Code, the BIA or the CCAA or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code, the BIA or the CCAA or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate or limited liability company, as applicable, action in furtherance of any of the foregoing; or

(f)            any Originator, the Seller or the Parent (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or

(g)           a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against any Originator or the Parent (other than the Seller) and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(h)           a judgment or order for the payment of money in an amount equal to or in excess of $13,475 shall be rendered against the Seller; or

(i)            (i) any information contained in any Investment Base Certificate or any Capital Purchase Request is untrue or incorrect in any material respect, or (ii) any representation or warranty of any Originator or the Seller herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Investment Base Certificate or any Capital Purchase Request) made or delivered by or on behalf of such Originator or the Seller to any Affected Party hereto or thereto is untrue or incorrect in a material respect as of the date when made or deemed made; provided, that the inaccuracy of information in any Daily Report, if made without actual knowledge of such inaccuracy, shall not constitute a Termination Event if such information is corrected by delivery of a new Daily Report within two Business Days of the untrue or inaccurate information; or

(j)            any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents) and such lien shall not have been released within seven (7) days; or

(k)           the Administrative Agent shall have reasonably determined (and so notified the Seller) that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred; or

(l)            the Sale Agreement shall for any reason cease to evidence the transfer to the Seller of the legal and equitable title to, and ownership of, the Transferred Receivables; or

(m)          except as otherwise expressly provided herein or in any Related Document, such Related Document shall have been modified, amended or terminated without the prior written consent of the Administrative Agent; or

(n)           an Event of Servicer Termination shall have occurred; or

(o)           (i) the Seller shall cease to hold valid and properly perfected title to and sole legal and beneficial ownership in the Transferred Receivables or (ii)  the Administrative Agent (on behalf of the Purchasers) shall cease to hold either (A) valid and properly perfected title to and sole legal and beneficial ownership in the Purchaser Interests (subject to the interests of the Purchasers hereunder) or (B) a first priority, perfected Lien in the Transferred Receivables or any of the Seller Collateral; or

(p)           a Change of Control shall occur; or

(q)           the Seller shall amend its certificate of incorporation or by-laws without the express prior written consent of the Administrative Agent; or

(r)            the Seller shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or

(s)           (i) the Defaulted Receivable Trigger Ratio shall exceed 2.35%; (ii) the Delinquency Trigger Ratio shall exceed 3.25%; (iii) the Dilution Trigger Ratio shall exceed 6.50%; or (iv) the Turnover Days shall exceed 50 days; or

(t)            any material provision of any Related Document shall for any reason cease to be a valid, binding and enforceable obligation of any of the Seller, the Servicer, or any Originator party thereto in accordance with its terms (or any Originator or the Seller shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(u)           any failure to make any installment or other payment under Title IV of ERISA by the Parent, any Originator or the Servicer or any of their ERISA Affiliates, in excess of $10,000,000 or the occurrence of any Reportable Event with respect to any Plan that could reasonably be expected to give rise to a liability to the PBGC in excess of $10,000,000; or

(v)           a Purchase Excess exists at any time and the Seller has not repaid the amount of such Purchase Excess within one (1) Business Day in accordance with Section 2.08 hereof;

(w)          the Parent shall fail to satisfy one or more of the financial tests set forth on Part B of Schedule 8.01 hereto; or

(x)            any “Event of Default” under the Credit Agreement shall occur; or

(y)           the sum of (i) cash and cash equivalents of the Transaction Parties that is not subject to any Lien or otherwise encumbered and (ii) the undrawn funding availability under the Credit Agreement shall be less than $15,000,000; or

(z)            in the case of any Canadian Originator, there is a solvency liability or potential wind up liability with respect to a defined benefit pension plan under applicable Canadian federal or provincial pension benefits standards legislation in excess of $10,000,000, or required contributions are not paid to such plan when due;

then, and in any such event, the Administrative Agent, may, and shall, at the request of the Requisite Purchasers, by notice to the Seller, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided, that the Facility Termination Date shall automatically occur upon the occurrence of any of the Termination Events related to the Seller described in Sections 8.01(d) or (e), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller.  Upon the occurrence of the Facility Termination Date, all Seller Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person.  In addition, if any Event of Servicer Termination shall have occurred, then, the Administrative Agent may, and shall, at the request of the Requisite Purchasers, by delivery of a Servicer Termination Notice to Seller and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.

ARTICLE IX.

REMEDIES

Section 9.01.          Actions Upon Termination Event.  If any Termination Event shall have occurred and be continuing or the Facility Termination Date shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Seller Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Seller Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC and the PPSA, as applicable (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

(a)           The Administrative Agent may, without notice to the Seller except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Seller from any Agent Account or any Lockbox Account against all or any part of the Seller Obligations and (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Seller Assigned Agreements of the transfer of the Transferred Receivables to the Seller and the pledge of such Transferred Receivables or Seller Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Specified Parties hereunder and direct that payments of all amounts due or to become due to the Seller thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.

(b)           If the Facility Termination Date has occurred pursuant to Section 8.01 by declaration or otherwise, Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Seller Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Purchasers’ or the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Administrative Agent shall have the right to conduct such sales on the Seller’s premises or elsewhere and shall have the right to use any of the Seller’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable.  The Seller agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Seller Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Seller in and to the Seller Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Seller, any Person claiming any right in the Seller Collateral sold through any Originator or the Seller, and their respective successors or assigns.  The Administrative Agent shall deposit the net proceeds of any such sale in the Master Agent Account and such proceeds shall be applied against all or any part of the Seller Obligations in accordance with Section 2.08(b).

(c)           Upon the completion of any sale under Section 9.01(b), the Seller shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Seller Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale.  Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Seller shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d)           At any sale under Section 9.01(b), any Purchaser or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e)           The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Seller, any and all rights and remedies of the Seller under or in connection with the Seller Assigned Agreements or the other Seller Collateral, including any and all rights of the Seller to demand or otherwise require payment of any amount under, or performance of any provisions of, the Seller Assigned Agreements.  Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.

Section 9.02.          Exercise of Remedies.  No failure or delay on the part of the Administrative Agent or any Purchaser in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Seller or the Servicer, on the one hand, and the Administrative Agent or any Purchaser, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Purchaser would otherwise have at law or in equity.  No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

Section 9.03.          Power of Attorney.  On the Closing Date, the Seller shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.03 (a “Power of Attorney”).  The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Seller Obligations are indefeasibly paid or otherwise satisfied in full.  The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the Purchasers upon and interests in the Seller Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers.  The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Seller, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Notwithstanding any other provision herein or in any other Related Document to the contrary, the Administrative Agent shall not exercise any powers pursuant to any Power of Attorney unless a Termination Event shall have occurred and be continuing.

Section 9.04.          Continuing Security Interest.  This Agreement shall create a continuing Lien in the Seller Collateral until the date such security interest is released by Administrative Agent; provided, that such Lien shall be released automatically on the Termination Date (and the Administrative Agent shall acknowledge such release in writing to the Seller).

ARTICLE X.

INDEMNIFICATION

Section 10.01.          Indemnities by the Seller.

(a)           Without limiting any other rights that the Purchasers or the Administrative Agent or any of their respective officers, directors, employees, agents, transferees, successors or assigns (each, an “Indemnified Person”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Seller shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction, (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification triggered by the actions of Seller or any Affiliate thereof) or inability on the part of the related Obligor to perform its obligations thereunder or (z) income taxes or franchise taxes imposed on any Indemnified Person by the jurisdictions under the laws of which such Indemnified Person is organized or is doing business other than solely as a result of, this Agreement or any Related Document.  Subject to clauses (x), (y) and (z) of the proviso in the immediately preceding sentence, but without limiting the generality of the foregoing, the Seller shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)            reliance on any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Seller pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii)           the failure by the Seller to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, including any Privacy Laws, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)          (1) the failure to vest and maintain vested in the Seller valid and properly perfected title to and sole legal and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Seller Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of itself and other Specified Parties, a first priority, perfected Lien in any portion of the Seller Collateral;

(iv)          any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on any Dilution Factor or on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of the Seller’s Affiliates acting as Servicer);

(v)           any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

(vi)          the commingling of Collections with respect to Transferred Receivables by the Seller at any time with its other funds or the funds of any other Person;

(vii)         any failure by the Seller to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC or the PPSA, as applicable, of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Purchase hereunder, whether at the time of any such Purchase or at any subsequent time to the extent such filing is necessary to maintain the perfection and priority of the interests of the Administrative Agent, for the benefit of the Purchasers, in the Transferred Receivables;

(viii)        any investigation, litigation or proceeding related to this Agreement or any other Related Document or the ownership of Receivables or Collections with respect thereto or any other investigation, litigation or proceeding relating to the Seller, the Servicer or any Originator brought against any Indemnified Person as a result of any of the transactions contemplated hereby or by any other Related Document;

(ix)           any failure of a Lockbox Account Bank to comply with the terms of the applicable Lockbox Account Agreement;

(x)            any Termination Event described in Section 8.01(d) or (e) relating to Seller;

(xi)           any failure of the Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void any transfer of a Receivable by such Originator to the Seller under statutory provisions or common law or equitable action;

(xii)          any action or omission by Seller or any Transaction Party which reduces or impairs the rights of the Administrative Agent or the Specified Parties with respect to any Receivable or the value of any such Receivable;

(xiii)         any attempt by any Person to void any Purchase or the Lien granted hereunder under statutory provisions or common law or equitable action; or

(xiv)        any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Seller Assigned Agreement or any other Seller Collateral.

(b)           Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Seller to the Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE XI.

ADMINISTRATIVE AGENT

Section 11.01.          Authorization and Action.

(a)           The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent set forth in this Agreement shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 11.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

Section 11.02.          Reliance.  None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Seller and each Purchaser hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Purchasers and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Seller (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions) or the Originators, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Seller, the Servicer, any Originator, the Parent or any Purchaser, or to inspect the property (including the books and records) of the Seller, the Servicer, any Originator, the Parent or any Purchaser, (f) shall not be responsible to the Seller, the Servicer, any Purchaser or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.

Section 11.03.          GE Capital and Affiliates.  GE Capital and its Affiliates may generally engage in any kind of business with any Obligor, the Parent, the Originators, the Seller, the Servicer, any Purchaser, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to any Obligor, the Parent, any Originator, the Seller, the Servicer, any Purchaser or any other Person.

Section 11.04.          Purchaser Credit Decision.  Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Purchaser, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Seller and its own decision to enter into this Agreement.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 11.05.          Indemnification.  Each of the Purchasers severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller and without limiting the obligations of the Seller hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any action taken or omitted by the

Administrative Agent in connection herewith or therewith; provided, however, that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the foregoing, each Purchaser agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Related Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Seller.

Section 11.06.          Successor Administrative Agent.  The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to each of the Purchasers and the Seller.  Upon any such resignation, the Requisite Purchasers shall have the right to appoint a successor Administrative Agent, subject to the written consent of the Seller.  If no successor Administrative Agent shall have been so appointed by the Requisite Purchasers and shall have accepted such appointment within 30 days after the resigning the Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Purchasers, appoint a successor Administrative Agent, which shall be a Purchaser, if a Purchaser is willing to accept such appointment, or, subject to the written consent of the Seller, otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof which has a long-term debt rating from S&P of “A—” or better and Moody’s of “A3” or better and has a combined capital and surplus of at least $300,000,000.  If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Purchasers shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Purchasers appoint a successor Administrative Agent as provided above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent.  Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue.  After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Related Documents.

Section 11.07.          Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Purchaser is hereby authorized at any time or from time to time, without notice to the Seller or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Seller (regardless of whether such balances are then due to the Seller) and any other properties or assets any time held or owing by that Purchaser or that holder to or for the credit or for the account of the Seller against and on account of any of the Seller Obligations which are not paid when due.  Any Purchaser exercising a right to set off or otherwise receiving any payment on account of the Seller Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Purchasers or holders shall sell) such participations in each such other Purchaser’s or holder’s Pro Rata Share of the Seller Obligations as would be necessary to cause such Purchaser to share the amount so set off or otherwise received with each other Purchaser or holder in accordance with their respective Pro Rata Shares.  The Seller agrees, to the fullest extent permitted by law, that (a) any Purchaser or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Seller Obligations and may sell participations in such amount so set off to other Purchasers and holders and (b) any Purchaser or holders so purchasing a participation in the Capital Investment or Seller Obligations held by other Purchasers or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Purchaser or holder were a direct holder of the Capital Investment and the Seller Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Purchaser that has exercised the right of set-off, the purchase of participations by that Purchaser shall be rescinded and the purchase price restored without interest.

ARTICLE XII.

MISCELLANEOUS

Section 12.01.          Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth on the signature pages hereto (or any Assignment Agreement) or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Purchaser and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 12.02.          Binding Effect; Assignability.

(a)           This Agreement shall be binding upon and inure to the benefit of the Seller, each Purchaser and the Administrative Agent and their respective successors and permitted assigns.  The Seller may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Purchasers and the Administrative Agent.  Any such purported assignment, transfer, hypothecation or other conveyance by the Seller without the prior express written consent of the Requisite Purchasers and the Administrative Agent shall be void.

(b)           The Seller hereby consents to any Purchaser’s assignment or pledge of, and/or sale of participations in, at any time or times after the Effective Date of the Related Documents, Capital Investment and any Commitment or of any portion thereof or interest therein, including any Purchaser’s rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not, made in accordance with this Section 12.02(b).  Any assignment by a Purchaser shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by, the Administrative Agent, a copy of which is delivered to the Seller, and other than in the case of an assignment by a Purchaser to one of its Affiliates, the written consent of the Administrative Agent and, only if and so long as no Termination Event has occurred and is continuing, the Seller (which consent shall not be unreasonably withheld or delayed); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Purchaser shall have retained Commitments in an amount at least equal to $5,000,000; (iii) require the delivery to the Seller and Administrative Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters, and (iv) other than in the case of an assignment by a Purchaser to one of its Affiliates, include a payment to the Administrative Agent by the assignor or assignee Purchaser of an assignment fee of $3,500; and (v) any assignment by a Non-Funding Purchaser (including to any Affiliate thereof) shall require the prior written consent of the Administrative Agent.  In the case of an assignment by a Purchaser under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Purchaser hereunder.  The assigning Purchaser shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  The Seller hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Seller to the assignee and that the assignee shall thereupon be a “Purchaser” for all purposes.  In all instances, each Purchaser’s obligation to make Purchases and maintain Capital Investment hereunder shall be several and not joint and shall be limited to such Purchaser’s Pro Rata Share of the applicable Commitment.  Notwithstanding the foregoing provisions of this Section 12.02(b), any Purchaser may at any time pledge or assign all or any portion of such Purchaser’s rights under this Agreement and the other Related Documents to any Federal Reserve Bank or to any holder or trustee of such Purchaser’s securities; provided, however, that no such pledge or assignment to any Federal Reserve Bank, holder or trustee shall release such Purchaser from such Purchaser’s obligations hereunder or under any other Related Document and no such holder or trustee shall be entitled to enforce any rights of such Purchaser hereunder unless such holder or trustee becomes a Purchaser hereunder through execution of an Assignment Agreement as set forth above.

(c)           In addition to the foregoing right, any Purchaser may, without notice to or consent from the Administrative Agent or the Seller, (x) grant to a SPV that is administered by such Purchaser or is an Affiliate of such Purchaser the option to make all or any part of any Purchase that such Purchaser would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Purchaser to make such Loans hereunder); (y) assign to an SPV all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Purchaser Interests, Capital Investment or Seller Obligations hereunder and such Purchaser’s right to receive payment with respect to any such Purchaser Interests, Capital Investment or Seller Obligations and (z) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Purchases and the Capital Investment); provided, however, that (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Purchases hereunder, and none shall be liable to any Person for any obligations of such Purchaser hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Purchaser may have as against such SPV or participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no such SPV or holder of any such participation shall be entitled to require such Purchaser to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Purchase in which such holder participates, and (ii) any release of all or substantially all of the Seller Collateral (other than in accordance with the terms of this Agreement or the other Related Documents).  Solely for purposes of Sections 2.08, 2.09, 2.10, and 10.01, Seller acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Seller to the participant or SPV and each such participant or SPV shall be considered to be a “Purchaser” for purposes of such sections.  Except as set forth in the preceding sentence, such Purchaser’s rights and obligations, and the rights and obligations of the other Purchasers and the Administrative Agent towards such Purchaser under any Related Document shall remain unchanged and none of the Seller, the Administrative Agent or any Purchaser (other than the Purchaser selling a participation or assignment to an SPV) shall have any duty to any participant or SPV and may continue to deal solely with the assigning or selling Purchaser as if no such assignment or sale had occurred.

(d)           Except as expressly provided in this Section 12.02, no Purchaser shall, as between the Seller and that Purchaser, or between the Administrative Agent and that Purchaser, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Purchaser Interests, the Capital Investment or Seller Obligations owed to such Purchaser.

(e)           The Seller shall assist any Purchaser permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Purchaser to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants.  The Seller shall, if the Administrative Agent so requests in connection with an initial syndication of the Commitments hereunder, assist in the preparation of informational materials for such syndication.

(f)            A Purchaser may furnish any information concerning the Seller, the Originator, the Servicer and/or the Receivables in the possession of such Purchaser from time to time to assignees and participants (including prospective assignees and participants).  Each Purchaser shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.

Section 12.03.          Termination; Survival of Seller Obligations Upon Facility Termination Date.

(a)           This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b)           Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Seller or the rights of any Affected Party relating to any unpaid portion of the Seller Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date.  Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Seller and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Seller pursuant to Article IV, the indemnification and payment provisions of Article X and Sections 11.05, 12.05 and 12.14 shall be continuing and shall survive the Termination Date.

Section 12.04.          Costs, Expenses and Taxes.  (a)  The Seller shall reimburse the Administrative Agent for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith).  The Seller shall reimburse each Purchaser and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i)            the forwarding to the Seller or any other Person on behalf of the Seller by any Purchaser of any payments for Purchases made by it hereunder;

(ii)           any amendment, modification or waiver (whether or not consummated) of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

(iii)          any Litigation, contest or dispute (whether instituted by the Seller, any Purchaser, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Seller Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Seller, the Servicer or any other Person that may be obligated to any Purchaser or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(iv)          any attempt to enforce any remedies of a Purchaser or the Administrative Agent against the Seller, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(v)           any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

(vi)          efforts to (A) monitor the Purchases or any of the Seller Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Seller or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Seller Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Seller to the applicable Purchaser or the Administrative Agent, as applicable.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

(b)           In addition, the Seller shall pay on demand any and all stamp, sales, excise and other taxes (excluding income taxes imposed by the jurisdiction under the laws of which such Person is organized), gross receipts or franchise taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Related Document, and the Seller agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

Section 12.05.          Confidentiality.

(a)           The Seller agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Requisite Purchasers and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Seller shall consult with the Administrative Agent and any Purchasers specifically referenced therein prior to the issuance of such news release or public announcement.  The Seller may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(b)           The Administrative Agent and each Purchaser agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, will be instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and will be required to agree to such nondisclosure as a condition to receipt of such confidential Information and (iii) industry trade organizations for inclusion in league table measurements, (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Seller with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Seller or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Seller or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Purchaser on a nonconfidential basis from a source other than the Parent or any subsidiary thereof.  For the purposes of this Section, “Information” means all information received from the Seller and

Servicer relating to the Seller, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent or any Purchaser on a nonconfidential basis prior to disclosure by Seller or Servicer; provided that in the case of information received from the Seller or Servicer after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.06.          Complete Agreement; Modification of Agreement.  This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.07.

Section 12.07.          Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller and by the Administrative Agent, the Requisite Purchasers or, to the extent required under clause (b) below, by all affected Purchasers and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent.  Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Purchasers without specifying the required percentage of Purchasers shall require the written consent of the Requisite Purchasers.

(b)           (i) No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by the Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Purchasers, the Administrative Agent and the Seller; provided, that that no such amendment, modification, termination or waiver shall, without the consent of each affected Purchaser (excluding any Non-Funding Purchaser), (i) extend the date of payment on or deposit into any Lockbox Account of Collections by the Seller or Servicer, (ii) reduce the rate or extend the payment of Daily Yield, (iii) change the amount of Capital Investment of any Purchaser (except as contemplated by Section 2.03(c)), any Purchaser’s Pro Rata Share of the Purchaser Interests or any Purchaser’s Commitment, (iv) amend, modify or waive any provision of the definition of “Requisite Purchasers” or this Section 12.07, (v)  change the definition of “Eligible Receivable”, “Investment Base”, “Dynamic Advance Rate” or (vi) amend or modify any defined term (or any defined term used directly or indirectly in any such defined term) used in clauses (i) through (v) above in any manner that would circumvent the intention of the restrictions set forth in such clauses; and provided, that no such amendment, modification, termination or waiver shall, without the consent of any affected Non-Funding Purchaser, increase the amount of such Non-Funding Purchaser’s Commitment or except as otherwise provided in Section 2.12, reduce the rate or extend the payment of Daily Yield owed to such Non-Funding Purchaser or reduce the amount of Capital Investment owing to such Non-Funding Purchaser.

(ii)           Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Seller Collateral pursuant to any Related Document. No notice to or demand on the Seller in any case shall entitle the Seller to any other or further notice or demand in similar or other circumstances.

(c)           If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Purchasers, the consent of Requisite Purchasers is obtained, but the consent of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained as described this clause (c) being referred to as a “Non-Consenting Purchaser”), then, so long as the Administrative Agent is not a Non-Consenting Purchaser, at the Seller’s request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Purchasers, and such Non-Consenting Purchasers agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments and Purchaser Interests of such Non-Consenting Purchaser for an amount equal to the Capital Investment held by the Non-Consenting Purchaser and all accrued Daily Yield and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d)           Upon indefeasible payment in full in cash and performance of all of the Seller Obligations (other than indemnification obligations under Section 10.01), termination of the aggregate Commitments of all Purchasers in their entirety and a release of all claims against the Administrative Agent and Purchasers, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Seller termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Seller Obligations.

Section 12.08.          No Waiver; Remedies.  The failure by any Purchaser or the Administrative Agent, at any time or times, to require strict performance by the Seller or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Purchaser or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of the Seller or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Seller or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Purchaser or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Purchasers and the Administrative Agent and directed to the Seller or the Servicer, as applicable, specifying such suspension or waiver.  The rights and remedies of the Purchasers and the Administrative

Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Purchasers and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise.  Neither the Administrative Agent nor any of the Purchasers shall be obligated to exhaust its recourse to or any remedy related to the Seller Collateral prior to its enforcement of its rights and remedies against the Seller hereunder.

Section 12.09.          GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY PURCHASER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE SELLER COLLATERAL OR ANY OTHER SECURITY FOR THE SELLER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASERS OR THE ADMINISTRATIVE AGENT.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH

COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10.          Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 12.11.          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.12.          Section Titles.  The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.13.          Further Assurances.

(a)           The Seller shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Purchasers or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Purchasers or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative

Agent for the benefit of itself and the Purchasers under this Agreement, (ii) enable the Purchasers or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document.  Without limiting the generality of the foregoing, the Seller shall, upon request of any of the Purchasers or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Purchasers or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Purchaser and the Administrative Agent evidencing that the Seller has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Purchasers, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

(b)           Without limiting the generality of the foregoing, the Seller hereby authorizes the Purchasers and the Administrative Agent, and each of the Purchasers hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Seller Collateral without the signature of the Seller or, as applicable, the Purchasers, as applicable, to the extent permitted by applicable law (including, for administrative convenience, financing statements with respect to the Seller describing the collateral covered by any such UCC-1 financing statement and PPSA, as applicable, as “all assets” or language similar thereto).  A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Seller Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

Section 12.14.          Servicer.  The Administrative Agent and each of the Purchasers hereby acknowledge the authorizations provided by the Buyer to the Servicer in Section 7.03(c) of the Sale Agreement.

Section 12.15.          Amendment and Restatement.  Effective as of the date hereof, (a) this Agreement shall amend and restate in its entirety the Existing Purchase Agreement but shall not constitute a novation thereof and (b) each reference to the Existing Purchase Agreement in any of the Related Documents, or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

Section 12.16.          Georgia Gulf Corporation, Georgia Gulf Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC and Royal Mouldings Limited.  Upon the effectiveness hereof, (i) the terms and the provisions related to the servicing of the Transferred Receivables shall be set forth in the Sale Agreement, (ii) each of Georgia Gulf Corporation, Georgia Gulf Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC and Royal Mouldings Limited shall cease to be a party to this Agreement and (iii) this Agreement may be amended, supplemented, amended and restated or otherwise modified without the consent of Georgia Gulf Corporation, Georgia Gulf

Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC or Royal Mouldings Limited.  Without limiting the terms of Section 12.15 above, nothing in this Section 12.16 shall be deemed to release, or otherwise excuse any of Georgia Gulf Corporation, Georgia Gulf Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC or Royal Mouldings Limited from the performance of any of its obligations under the Sale Agreement or under the Existing Agreement, which obligations shall survive the termination of this Agreement and are hereby reaffirmed by each of Georgia Gulf Corporation, Georgia Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC and Royal Mouldings Limited.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first above written.

GGRC CORP., as the Seller

By:	/s/ Mark E. Buckis
Name:
Title:

Address:

GGRC Corp.
1011 Centre Road, Suite 322,
Wilmington, DE 19805
Attention: James W. Whalen, Jr.
Facsimile: (302) 658-0463
Telephone: (302) 655-8894

Commitment: $175,000,000	GENERAL ELECTRIC CAPITAL CORPORATION, as a Purchaser

	By:	/s/ David C. Johnson
	Name:	David C. Johnson
	Title:	Duly Authorized Signatory

Address: General Electric Capital Corporation 401 Merritt 7 Norwalk, Connecticut 06851 Attention: Vice President, Securitization Telephone: (203) 229-5000 Facsimile:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

	By:	/s/ David C. Johnson
	Name:	David C. Johnson
	Title:	Duly Authorized Signatory

Address: General Electric Capital Corporation 401 Merritt 7 Norwalk, Connecticut 06851 Attention: Vice President, Securitization Telephone: (203) 229-5000 Facsimile:

Acknowledged and Agreed to:

GEORGIA GULF CORPORATION

By:	/s/ Gregory Thompson
Name:
Title:

GEORGIA GULF CHEMICALS & VINYLS, LLC

By:	/s/ Gregory Thompson
Name:
Title:

ROYAL MOULDINGS LIMITED

By:	/s/ Gregory Thompson
Name:
Title:

GEORGIA GULF LAKE CHARLES, LLC

By:	/s/ Gregory Thompson
Name:
Title:

[EXHIBITS, SCHEDULES AND ALL ANNEXES, EXCEPT ANNEX X, OMITTED]

ANNEX X

to

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

and

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of

March 17, 2009

Definitions and Interpretation

SECTION 1.  Definitions and Conventions.  Capitalized terms used in the Sale Agreement (as defined below) and the Purchase Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Purchase Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Purchase Agreement.

“Administrative Agent” shall have the meaning set forth in the Preamble of the Purchase Agreement.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under any Related Document, the Existing Purchase Agreement or the Existing Sale Agreement.

“Affected Party” shall mean each of the following Persons: each Purchaser, the Administrative Agent, the Depositary, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Purchaser under Section 12.02(c) of the Purchase Agreement and their respective successors, transferees and permitted assigns.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

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“Agent Account” shall mean (i) the Master Agent Account and (ii) account # XXXXXXX established at Royal Bank of Canada in the name of the Administrative Agent.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Applicable Index Rate Margin” shall mean 3.00% per annum.

“Applicable LIBOR Margin” shall mean 4.50% per annum.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 attached to the Purchase Agreement.

“Attributable Rate” shall have the meaning assigned to it in Section 2.11 of the Purchase Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Purchase Agreement and the other Related Documents.

“Availability” shall mean, as of any date of determination, the amount, if any, by which the Investment Base exceeds the Capital Investment, in each case as of the end of the immediately preceding day.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time, and any regulations promulgated thereunder.

“Billed Amount” shall mean, with respect to any Receivable, the Dollar Equivalent Amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any  Receivable, the date on which the invoice with respect thereto was generated.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Purchase Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any remittances to be made by any Lockbox Account Bank to any related Lockbox Account, in the jurisdiction(s) in which the Accounts maintained by such Banks are located.

2

“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.

“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Canadian Dollar Receivable” has the meaning set forth in clause (d) of the definition of “Eligible Receivable”.

“Canadian Originator” means (i) Royal Group, Inc. and (ii) any other Originator that is organized under the laws of Canada or any province thereof.

“Canadian Receivables Excess Amount” shall mean, as of any date of determination, an amount (without duplication) equal to the sum of the following:

(i)            the amount by which the aggregate Outstanding Balance of Eligible Receivables that are Canadian Dollar Receivables exceeds 30% of the Modified Net Receivables Balance (or such lesser amount designated by the Administrative Agent in writing to the Seller prior to the Initial Sale Date for Royal Group, Inc.);

(ii)           the amount by which the aggregate Outstanding Balance of Eligible Receivables that are Canadian Dollar Receivables that are owing by Obligors organized under the laws of the United States (or any state or subdivision thereof) exceeds 10% of the Modified Net Receivables Balance (or such lesser amount designated by the Administrative Agent in writing to the Seller prior to the Initial Sale Date for Royal Group, Inc.); and

(iii)          the amount by which the sum of (A) the aggregate Outstanding Balance of Eligible Receivables that are Canadian Dollar Receivables and (B) the aggregate Outstanding Balance of Eligible Receivables that are owing by Obligors organized under the laws of Canada but are not Canadian Dollar Receivables exceeds 50% of the Modified Net Receivables Balance (or such lesser amount designated by the Administrative Agent in writing to the Seller prior to the Initial Sale Date for Royal Group, Inc.).

“Capital Investment” shall mean, as of any date of determination, the amount equal to (a) the aggregate Purchases made by the Purchasers under the Purchase Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Purchaser in reduction of Capital Investment pursuant to the Purchase Agreement on or before such date; provided, that references to the Capital Investment of any Purchaser shall mean an amount equal to (x) the Purchases made by such Purchaser pursuant to the Purchase Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Purchaser in reduction of the Capital Investment pursuant to the Purchase Agreement on or before such date and not required to be returned as preference payments or otherwise and provided, further that if any repayment of Capital Investment is rescinded or is required to be returned as a preference or for any other reason, then Capital Investment shall include the amount so rescinded or returned.

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“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Purchase” shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.

“Capital Purchase Request” shall have the meaning assigned to it in Section 2.03(b) of the Purchase Agreement.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

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(c)           the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the 2006 Senior Subordinated Notes Documents (as defined in the Credit Agreement as in effect as of the Closing Date);

(d)           the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the 2006 Senior Notes Documents (as defined in the Credit Agreement as in effect as of the Closing Date);

(e)           the failure of the Parent to own 100% of the issued and outstanding capital stock of the Seller, free and clear of any Lien other than the Lien granted in favor of Bank of America, N.A., as Administrative Agent in connection with the Credit Agreement; or

(f)            any Transaction Party has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets (other than such a sale of assets from one Originator to another Originator).

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Seller Collateral or any other property of the Seller or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Seller or any Originator.

“Class” shall mean, with respect to an Obligor, at any time of determination the classification of such Obligor as a “Class A Obligor” or “Class B Obligor”.

“Class A Obligor” and “Class B Obligor”, respectively, shall mean at any time of determination, an Obligor having an unsecured long-term debt rating and equivalent short-term rating from each of S&P and Moody’s as described below:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor

Class A Obligor	A-3/P-3 or higher	BBB-/Baa3 or higher

Class B Obligor	Not rated or lower than those required for a Class A Obligor	Not rated or lower than those required for a Class A Obligor

For purposes of calculating the foregoing, (i) an Obligor’s short term rating from S&P and/or Moody’s shall govern, (ii) an Obligor which does not have a short-term rating from S&P and/or Moody’s but which has the equivalent long-term debt rating from such Rating Agency as described above shall be deemed to have the related short-term rating, and (iii) if an Obligor’s short-term rating results in two different “Classes of Obligor” (because of differences in the short-term ratings assigned by each of S&P and Moody’s, the Class for such Obligor shall be based upon the lower of the short-term ratings.

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“Closing Date” shall mean March 17, 2009.

“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and any amounts required to be paid by an Originator pursuant to Section 2.04 of the Sale Agreement.

“Commitment” shall mean as to any Purchaser, the maximum amount which such Purchaser is obligated to pay under the Purchase Agreement on account of all Purchases, as set forth in the signature page to the Purchase Agreement or in the most recent Assignment Agreement executed by such Purchaser, as such amount may be adjusted, if at all, from time to time in accordance with the Purchase Agreement.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Purchase Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Purchase Agreement.

“Concentration Percentage” shall mean, with respect to an Obligor as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of October 3, 2006, among the Parent, Royal Group, Inc., the subsidiaries of the Parent from time to time party thereto, the lenders and financial institutions from time to time party thereto, and Bank of America, National Association, as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer and as in effect on Closing Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by (i) the Administrative Agent and Requisite Purchasers or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Purchaser than the terms and conditions of the existing Credit Agreement and (ii) with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Purchasers.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Purchase Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

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“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Daily Yield” shall mean, for any day, the aggregate of the following for each portion of the Capital Investment: the product of (a) the portion of Capital Investment outstanding on such day at a given Daily Yield Rate multiplied by (b) the Daily Yield Rate for such portion of Capital Investment on such day.

“Daily Yield Rate” shall mean, (i) for an Index Rate Purchase, the Index Rate and (ii) for a LIBOR Rate Purchase, the LIBOR Rate plus, in each case, 3.00% per annum if a Termination Event has occurred and is continuing.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA (except for premium payments arising in the ordinary course of business), (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (l) all “Loans” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt), and (m) the Seller Obligations.

“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than sixty (60) days after its Maturity Date or (b) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Defaulted Receivable Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

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(a)           the sum of (without duplication) (i) the aggregate Outstanding Balance of all Defaulted Receivables and (ii) the Outstanding Balance of all Receivables written off during such Settlement Period (as of the date such Transferred Receivables were written off);

to

(b)           the aggregate Outstanding Balance of all Receivables.

“Defaulted Receivable Trigger Ratio” shall mean, as of any date of determination, the rolling average of the Defaulted Receivable Ratios for the three Settlement Periods then most recently ended.

“Delinquency Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

(a)           the aggregate Outstanding Balance of all Transferred Receivables with respect to which any payment, or part thereof, became between thirty-one (31) and sixty (60) days past due during such Settlement Period;

to

(b)           the aggregate Billed Amount of all Transferred Receivables generated during the Settlement Period ended three Settlement Periods before the Settlement Period ending on such date (so that if the Settlement Period referenced in (a) was the April Settlement Period, the Settlement Period referenced in (b) would be the January Settlement Period).

“Delinquency Trigger Ratio” shall mean, as of any date of determination, the rolling average of the Delinquency Ratios for the three Settlement Periods then most recently ended.

“Depositary” shall mean any bank or other financial institution at which one or more Agent Accounts are maintained.

“Dilution Factors” shall mean, with respect to any Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).

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“Dilution Ratio” shall mean a ratio computed as of the last day of each Settlement Period by dividing:

(a)           the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period ending on such date;

to

(b)           the aggregate Billed Amount of all Transferred Receivables originated during the one Settlement Period preceding the Settlement Period ending on such date (so that if the Settlement Period referenced in (a) was the March Settlement Period, the Settlement Period referenced in (b) would be the February Settlement Period).

“Dilution Reserve Rate” shall mean, as of any Settlement Period, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio as of the last day of such Settlement Period.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the highest Dilution Trigger Ratio occurring during the twelve most recent Settlement Periods preceding such date.

“Dilution Trigger Ratio” shall mean, as of any date of determination, the rolling average of the Dilution Ratios for the three Settlement Periods then most recently ended.

“Dollars” or “$”  shall mean lawful currency of the United States of America.

“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars or another currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such currency at such time.

“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of (i) 75% and (ii) 100% minus the sum of (A) the Dilution Reserve Rate, (B) the Loss Reserve Rate, (C) the Yield Reserve Rate and (D) the Servicing Fee Reserve Rate.

“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Purchase Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Originator” means (i) each Existing Originator, (ii) each New Originator in respect of which the Initial Sale Date for such New Originator has occurred following the satisfaction of the conditions precedent set forth in Section 3.03 of the Sale Agreement and (iii) any other Originator designated in a written agreement among the Seller, the Administrative Agent and the Requisite Purchasers as an “Eligible Originator”.

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“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a)           that is (i) due and payable within seventy-five (75) days of the Billing Date thereof and (ii) not a Defaulted Receivable;

(b)           that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 35% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Defaulted Receivables;

(c)           that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or Canada;

(d)           that is denominated and payable in Dollars or (solely, if such Receivable was originated by a Canadian Originator) Canadian Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper; provided, that if such Transferred Receivable is denominated and payable in Canadian Dollars (a “Canadian Dollar Receivable”), the Seller shall have entered into a cross currency hedging arrangement in form and substance acceptable to Administrative Agent to ensure, in the Administrative Agent’s reasonable determination, that the Seller has sufficient Dollars to repay the outstanding Seller Obligations;

(e)           that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f)            that is not an Unapproved Receivable;

(g)           that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services (including any “milestone billed” Receivable), consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(h)           the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

(i)            that is not the liability of an Obligor that has any claim against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against

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such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);

(j)            that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(k)           that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(l)            that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

(m)          that does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation;

(n)           with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(o)           (i) that is an “account” or a “payment intangible” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Seller are “located” (within the meaning of Article 9 of the UCC), (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law) and (iii) in the case of any Receivable generated by any Canadian Originator, that is an “account” within the meaning of the PPSA;

(p)           that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Purchase Agreement;

(q)           with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(r)            that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;

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(s)           that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(t)            that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(u)           as to which the Seller has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Seller, the Lien of the Administrative Agent for the benefit of the Specified Parties);

(v)           to the extent such Transferred Receivable represents consumption, sales, use or value added taxes, such portion of such Receivable shall not be an Eligible Receivables;

(w)          that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

(x)            with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(y)           as to which an invoice has been submitted to the Obligor thereof;

(z)            the Obligor of which is not a Governmental Authority, unless (i) each transfer of such Receivable pursuant to the Related Documents is in compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority’s Receivables or such other agreements have been entered into which are satisfactory to the Administrative Agent in its sole discretion, (ii) such Governmental Authority is a United States Governmental Authority (including any Governmental Authority of a State or local government that is a political subdivision of the United States) and (iii) the Administrative Agent shall have received evidence, to its reasonable satisfaction, that no Governmental Authority has a right of setoff against the Originator thereof or any of its Affiliates that can be exercised against such Receivables;

(aa)         that was originated by an Eligible Originator;

(bb)         the Obligor of which is neither (i) a resident in the Province of Québec, nor (ii) required by the Contract to make payments at a location situated in the Province of Québec; and

(cc)         that complies with such other criteria and requirements as the Administrative Agent may reasonably determine to be necessary from time to time in its reasonable credit judgment following a collateral audit and in consultation with the Borrower.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests),

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and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder and for a Canadian Originator shall mean applicable Canadian federal or provincial pension benefits standards legislation.

“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events:  (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.  With respect to a Canadian Originator, the references to specific provisions of ERISA shall be interpreted to mean comparable provisions of applicable pension benefits standards legislation.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.

“Excess Concentration Amount” shall mean, with respect to any Obligor of a Receivable and as of any date of determination after giving effect to all Eligible Receivables transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Seller, (b) that is designated as an Excluded Obligor, based on the Administrative

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Agent’s reasonable credit judgment of such Obligor, upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Seller, the Servicer and the Parent or (c) that, under the terms of the Credit and Collection Policies, is receiving or should be receiving merchandise, good or services on cash payment terms basis.

“Existing Originator” has the meaning specified in the Recitals to the Sale Agreement.

“Existing Purchase Agreement” has the meaning set forth the Recitals to the Purchase Agreement.

“Existing Sale Agreement” has the meaning specified in the Recitals to the Sale Agreement.

“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 8.01 of the Purchase Agreement, (b) the Final Purchase Date, and (c) the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchasers delivered pursuant to and in accordance with Section 2.02(b) of the Purchase Agreement.

“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain letter agreement dated the Closing Date between the Seller and the Administrative Agent and acknowledged by the Parent and GE Capital Markets, Inc.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Purchaser pursuant to the Purchase Agreement or any other Related Document, including, without limitation, the Unused Commitment Fee.

“Final Purchase  Date” shall mean March 17, 2011, as such date may be extended with the consent of the Seller, the Purchasers and the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in the United States of America, or with respect to any Canadian Originator, generally accepted accounting principles in Canada, in each case as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“General Concentration Percentage” shall mean at any time of determination with respect to any Class of Obligor, an amount equal to the highest applicable percentage listed opposite such Class of Obligor times the aggregate Outstanding Balance of Eligible Receivables as of such time of determination:

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Class of Obligor	Applicable Percentage

Class A Obligor	10.0%

Class B Obligor	5.0%

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Seller and the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Increase Effective Date” shall have the meaning assigned to it in Section 2.11 of the Purchase Agreement.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not

15

limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Purchase Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(g) of the Purchase Agreement.

“Index Rate” shall mean, for any day, a floating rate equal to the highest determined by the Administrative Agent equal to the Applicable Index Rate Margin plus the greatest of:

(i)                                     the Prime Rate;

(ii)                                  the Federal Funds Rate plus 3.00% per annum;

and

(iii)                               the sum of:

(a)                                  1.50% per annum;

                                                and

(b)(1)      the offered rate for deposits in United States Dollars as of such date for a three month period in United States Dollars which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day preceding such day; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days to such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided that in no event shall the Index Rate for any day be less than the LIBOR Rate for the Yield Period in which such day occurs.

Each change in any interest rate provided for in the Purchase Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Purchase” shall mean a Purchase or portion thereof accruing Daily Yield by reference to the Index Rate.  Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

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“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Initial Sale Date” means, as to any New Originator, the initial date on which such New Originator sells Receivables to the Seller under the Sale Agreement.

“Investment Base” shall mean, as of any date of determination, the amount equal to the lesser of:

(a)                                  the Maximum Purchase Limit;

and

(b)                                 an amount equal to the positive difference, if any, of:

(i)            the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance;

minus

(ii)           such other reserves as the Administrative Agent may reasonably determine from time to time based upon its reasonable credit judgment following a collateral audit and in consultation with the Borrower;

in each case as disclosed in the most recently submitted Daily Report, Weekly Report, Monthly Report, Investment Base Certificate or Capital Purchase Request or as otherwise determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Investment Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Purchase Agreement.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Seller Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

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“LIBOR Rate” shall mean, for any Yield Calculation Period, a per annum rate of interest determined by the Administrative Agent equal to the Applicable LIBOR Margin plus the greater of:

(i)            2.50%;

and

(ii)           (a) the offered rate for deposits in United States Dollars for a three month period which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of such Yield Calculation Period; divided by

                (b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Yield Calculation Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided, that if (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Purchaser to agree to make or to make or to continue to fund or maintain any Purchases or Capital Investment at the LIBOR Rate or (ii) a LIBOR Rate Disruption Event shall have occurred, the LIBOR Rate shall in all such cases be equal to the Index Rate.  For the avoidance of doubt, except as provided in the immediately preceding proviso, the LIBOR Rate determined for any calendar month shall remain fixed for such calendar month.

If such interest rates shall cease to be available from Reuters News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Seller.

“LIBOR Rate Disruption Event” shall mean, for any Purchaser, notification by such Purchaser to the Seller and the Administrative Agent of any of the following:  (i) determination by such Purchaser that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its Purchases or Capital Investment, (ii) the inability of such Purchaser, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its Purchases or Capital Investment or (iii) a determination by such Purchaser that the maintenance of its Purchases or Capital Investment will not adequately and fairly reflect the cost to such Purchaser of funding such investment at such rate.

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“LIBOR Rate Purchase” shall mean a Purchase or portion thereof accruing Daily Yield by reference to the LIBOR Rate. Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or the PPSA or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Purchase Agreement.

“Lockbox Account” shall mean any deposit account established by or assigned to the Seller for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Purchase Agreement.

“Lockbox Account Agreement” shall mean any agreement among an Originator, the Seller, the Administrative Agent, and a Lockbox Account Bank with respect to a Lockbox and/or a Lockbox Account that provides, among other things, that the Administrative Agent has “control” (within the meaning of Article 9 of the UCC) over such Lockbox Account and is otherwise in form and substance acceptable to the Administrative Agent.

“Lockbox Account Bank” shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

“Loss Reserve Rate” shall mean 10%.

“Material Adverse Effect” shall mean a material adverse effect on:

(a)           the business, assets, liabilities, operations, prospects or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Seller, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole;

(b)           the ability of any Originator, the Seller, the Parent or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof;

(c)           the validity or enforceability of any Related Document or the rights and remedies of the Seller, the Purchasers or the Administrative Agent under any Related Document;

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(d)           the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document; or

(e)           the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Seller Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Seller or the Purchasers or the Administrative Agent thereon or the priority of such interests or Liens.

“Master Agent Account” shall mean account # XXXXXXXX established at Deutsche Bank Trust Company Americas in the name of the Administrative Agent.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Maximum Purchase Limit” shall mean One Hundred Seventy Five Million Dollars ($175,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Purchase Agreement.

“Modified Net Receivables Balance” shall mean, as of any date of determination, an amount equal to the following:

MNRB =  DAR * (OBER – ECA);

where:

MNRB = the Modified Net Receivables Balance;

DAR = the Dynamic Advance Rate;

OBER  = the Outstanding Balance of Eligible Receivables; and

ECA = the Excess Concentration Amount in respect of all Obligors.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or under applicable Canadian federal or provincial pension benefits standards legislation with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” shall mean, as of any date of determination, the amount equal to:

(a)           the Outstanding Balance of Eligible Receivables;

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 minus

(b)           the Excess Concentration Amount;

 minus

(c)           the Canadian Receivables Excess Amount;

in each case as disclosed in the most recently submitted Daily Report, Weekly Report, Monthly Report, Investment Base Certificate or Capital Purchase Request or as otherwise determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Net Worth” shall mean as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Capital Investment at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“New Originator” has the meaning specified in the Recitals to the Sale Agreement.

“Non-Consenting Purchaser” shall have the meaning assigned to it in Section 12.07(c) of the Purchase Agreement.

“Non-Funding Purchaser” means any Purchaser: (a) that has failed for three or more Business Days to fund any payments required to be made by it under this Agreement, (b) that has given verbal or written notice to the Seller or the Administrative Agent or has otherwise publicly announced that such Purchaser believes it will fail to fund all increases in Capital Investment and other payments required to be funded by it under this Agreement as of any Settlement Date; (c) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; (d) that has defaulted in fulfilling its obligations (as a purchaser, lender, agent or letter of credit issuer) under one or more other syndicated receivables purchaser, loan or credit facilities or (e) with respect to which one or more Purchaser-Related Distress Events has occurred.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall mean any Person that is from time to time party to the Sale Agreement as an “Originator”.

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“Originator Support Agreement” shall mean an agreement substantially in the form of Schedule 3.01 to the Sale Agreement made by Parent in favor of the Seller.

“Other Purchaser” shall have the meaning assigned to it in Section 2.03(e) of the Purchase Agreement.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the Dollar Equivalent Amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Seller or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Parent” shall mean Georgia Gulf Corporation.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Seller.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Seller or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Seller or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Seller or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Purchase Agreement; and (i) presently existing or hereinafter created Liens in favor of the Buyer, the Seller, the Purchasers or the Administrative Agent under the Purchase Agreement and the Related Documents.

“Permitted Investments” shall mean any of the following:

(a)           obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

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(b)           repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c)           federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)           commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)           securities of money market funds rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, and any regulations promulgated thereunder.

“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Purchase Agreement, as applicable.

“Prime Rate” means, as of any date, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Privacy Laws” shall have the meaning assigned to it in Section 4.01(c) of the Purchase Agreement.

“Pro Rata Share” shall mean with respect to all matters relating to any Purchaser, the percentage obtained by dividing (i) the Commitment of that Purchaser by (ii) the Maximum

23

Purchase Limit, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Purchase Agreement; provided, however, if all of the Commitments are terminated pursuant to the terms of the Purchase Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Purchaser, the percentage obtained by dividing (x) the sum of (A) the Capital Investment funded by such Purchaser, by (y) the Capital Investment funded by all Purchasers.

“Proposed Change” shall have the meaning assigned to it in Section 12.07(c) of the Purchase Agreement.

“Purchase” shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.  Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

“Purchase Agreement” shall mean the Second Amended and Restated Receivables Purchase Agreement dated as of the Closing Date, by and among the Seller, the Purchasers and the Administrative Agent.

“Purchase Assignment” shall mean that certain Purchase Assignment dated as of the Closing Date by and between the Seller and the Administrative Agent in the form attached as Exhibit 2.04(a) to the Purchase Agreement.

“Purchase Date” shall mean each day on which any Purchase is made.

“Purchase Excess” shall mean, as of any date of determination, the extent to which the Capital Investment exceeds the Investment Base, in each case as disclosed in the most recently submitted Investment Base Certificate, Capital Purchase Request, Monthly Report, Weekly Report, Daily Report or as otherwise reasonably determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Purchaser” shall have the meaning assigned to it in the preamble of the Purchase Agreement.

“Purchaser Interest” shall mean the undivided percentage ownership interest of the Purchasers in the Transferred Receivables.  The Purchaser Interest of the Purchasers shall be expressed as a fraction of the total Transferred Receivables computed as follows:

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PI	=	C
IB

where:

PI	=	the Purchaser Interest at the time of determination;

C	=	the aggregate Capital Investment at such time; and

IB	=	the Investment Base at such time.

The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date.

“Purchaser-Related Distress Event” means, with respect to any Purchaser, that the following has occurred with respect to such Purchaser or with respect to any Person that directly or indirectly controls such Purchaser (each a “Distressed Person”): (i) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation; (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets; (iii) such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) from the U.S. government or other Governmental Authority; or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agencies” shall mean Moody’s and S&P.

“Ratios” shall mean, collectively, Dilution Ratio, the Defaulted Receivable Ratio, the Defaulted Receivable Trigger Ratio, Delinquency Trigger Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio and the Turnover Days.  For purposes of calculating the Dynamic Advance Rate, the Sale Price, or whether any Termination Event or Incipient Termination Event has occurred, each Ratio applicable at any time shall be as calculated in the most recently submitted Monthly Report, or as otherwise determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Receivable” shall mean, with respect to any Obligor:

(a)           indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a

25

monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b)           all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c)           to the extent relating to such indebtedness, all right, title and interest in and to the Contracts giving rise thereto;

(d)           all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(e)           all right, title and interest of any Originator, the Parent or the Seller in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable;

(f)            all Collections with respect to any of the foregoing;

(g)           all Records with respect to any of the foregoing; and

(h)           all proceeds with respect to any of the foregoing.

Notwithstanding the foregoing, no such indebtedness or other obligations that arises from, or otherwise relates to, the provision of merchandise or goods shipped by an Originator from, or services performed by an Originator in, the Province of Québec, shall constitute a “Receivable” hereunder.

“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Seller with respect to the Receivables and the Obligors thereunder and the Seller Collateral.

“Reduction Notice” shall have the meaning assigned to it in Section 2.03(g) of the Purchase Agreement.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after

26

such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Reinvestment Purchase” shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Documents” shall mean each Lockbox Account Agreement, the Sale Agreement, the Purchase Agreement, each Purchase Assignment, the Existing Sale Agreement, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Purchase Agreement or the transactions contemplated thereby.  Any reference in the Sale Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Required Capital Amount” shall mean, as of any date of determination, an amount equal to the greater of (i) 3% of the Maximum Purchase Limit as of such date of determination and (ii) the product of (A) 1.5, (B) the Defaulted Receivable Ratio as of the Settlement Period most recently ended and (C) the Outstanding Balance of all Transferred Receivables as of such date of determination.

“Requisite Purchasers” shall mean:

(i)            if there is one Purchaser, such Purchaser;

(ii)           if there are two Purchasers, both Purchasers (or, if one Purchaser is a Non-Funding Purchaser, the Other Purchaser shall constitute the “Required Purchasers”); and

(iii)          if there are more than two Purchasers, two or more Purchasers having in the aggregate more than sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments of all Purchasers, or (b) if the Commitments have been terminated, two or more Purchasers having in the aggregate more than sixty-six and two thirds percent (66 2/3%)  aggregate Capital Investment; provided that so long as any Purchaser is a Non-Funding Purchaser, the Commitments and Capital Investments of such Non-Funding Purchaser will not be taken into account in determining the calculation of which Purchasers constitute Requisite Purchasers.

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“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Seller in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean the Amended and Restated Receivables Sale and Servicing Agreement dated as of the Closing Date, by and among each of the “Originators” from time to time party thereto, the Servicer and the Seller, as the Buyer thereunder.

“Sale Price” shall mean, with respect to any Sale of any Sold Receivables on any  Business Day, a price calculated in accordance with the following formula:

SP	=	AOB - (AOB × FMVD);

where:

SP	=	the Sale Price,

AOB	=	the aggregate Outstanding Balance of all Receivables that were generated by such Seller since the immediately preceding Business Day;

FMVD	=	a Fair Market Value Discount Factor equal to the sum of the LD + CD;

LD	=

a Loss Discount equal to the ratio, calculated in the most recent Monthly Report and expressed as a percentage, of (i) the dollar amount of all Transferred Receivables written off as uncollectible during the period of twelve (12) consecutive Settlement Periods ending prior to the date of such Monthly Report, divided by (ii) the aggregate Collections on all Transferred Receivables received during such period; and

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CD	=

a Cost Discount, calculated in the most recent Monthly Report, equal to a per annum percentage that equals (x) the sum of (i) the Index Rate in effect at the time of such Monthly Report, plus (ii) the Servicing Fee Rate plus (iii) 0.75% times (y) a fraction, the numerator of which is Turnover Days as of the end of the Settlement Period immediately preceding such Monthly Report and the denominator of which is 360.

“Sale Price Credit” shall have the meaning assigned to it in Section 2.04 of the Sale Agreement.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Purchase Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Purchase Agreement and the Sale Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Securities Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Seller” shall have the meaning assigned to it in the preamble to the Purchase Agreement.

“Seller Account” shall mean account number XXXXXXXXXXXXX maintained by the Seller at Wachovia Bank, National Association.

“Seller Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Purchase Agreement.

“Seller Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Purchase Agreement.

“Seller Collateral” shall have the meaning assigned to it in Section 7.01 of the Purchase Agreement.

“Seller Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are

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liquidated or determinable) owing by the Seller to any Specified Party under the Purchase Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Capital Investment, Daily Yield, Unused Commitment Fees, amounts payable in respect of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs and Indemnified Amounts.  This term includes all principal, Daily Yield (including all Daily Yield that accrues after the commencement of any case or proceeding by or against the Seller in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Seller under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Purchaser or the Administrative Agent or any assignee of any Purchaser or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Servicer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Purchase Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Fee Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Turnover Days as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the first Business Day of each calendar month  and (ii) from and after the occurrence of a Termination Event, any other Business Day designated as such by the Administrative Agent in its sole discretion.

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“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentration Percentage” shall mean, with respect to any Obligor, that percentage, if any, set forth in Annex Z to the Purchase Agreement with respect to such Obligor, or, with respect to any such Obligor or any other Obligor, such other percentage as the Administrative Agent may at any time and from time to time designate in its sole discretion with respect to such Obligor in a written notification to the Seller and the Servicer.

“Specified Parties” shall mean each of the Purchasers, the Administrative Agent, each Indemnified Person and each other Affected Party.

“Spot Rate” for, as of any date, a currency means the rate determined by the Administrative Agent to be the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“SPV” shall mean any special purpose funding vehicle which acquires any interest in a Purchaser’s Capital Investment under the Purchase Agreement.

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“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Seller, the Purchasers and the Administrative Agent; provided, that, if the Servicer is replaced in accordance with the terms of the Related Documents, the “Successor Servicing Fees and Expenses” shall not exceed 110% of such Successor Servicer’s reasonable estimate of costs of collections.

“Termination Date” shall mean the date on which (a) the Capital Investment has been permanently reduced to zero, (b) all other Seller Obligations under the Purchase Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Commitments have been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Purchase Agreement.

“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Purchase Agreement.

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“Termination Percentage” shall mean (i) before the first anniversary of the Closing Date, 2.0% and (ii) thereafter, 1.0%.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transaction Parties” shall mean the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.

“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Seller pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Seller.

“Turnover Days” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a)           a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables;

multiplied by

(b)           the average number of days per period contained in such three (3) Settlement Periods.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person after the date of the Purchase Agreement or (b) that was originated in accordance with standards established by another Person acquired by an Originator after the date of the Purchase Agreement, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

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“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.

“Unused Commitment Fee” shall mean a fee in respect of each day of determination prior to the Facility Termination Date equal to the product of (i) the amount by which the Maximum Purchase Limit exceeds the Capital Investment (in each case, as of such date of determination) and (ii) a per annum margin equal to 1.00%.

“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Welfare Plan” shall mean a Plan described in Section 3(i) of ERISA.

“Yield Calculation Period” shall mean, any calendar month, commencing with the first Business Day of such calendar month, and ending with the last day of such calendar month (or if the last day of such calendar month is not a Business Day, the next succeeding business day of the following calendar month).

“Yield Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Prime Rate and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Turnover Days as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

SECTION 2.           Other Terms and Rules of Construction.

(a)           Accounting Terms.  Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b)           Other Terms.  All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c)           Rules of Construction.  Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document.  The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule.  Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination.  Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the

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singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d)           Rules of Construction for Determination of Ratios.  The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report.  For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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